Exhibit 10(aa)

DP PARTNERS

STANDARD INDUSTRIAL LEASE

(NET-NET-NET)

Lease Date: February 22, 2005

DP Industrial, LLC, Landlord

and

CDW Logistics, Inc., Tenant

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TABLE OF CONTENTS
(continued)

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DP Industrial, LLC

STANDARD INDUSTRIAL LEASE (the “Lease”)

(NET-NET-NET)

For Landlord Use Only:
Building #:
L/A:

Lease Date: February 22, 2005

Landlord: DP Industrial, LLC, a Delaware limited liability company, located at 1200 Financial Boulevard, Reno, Nevada 89502.

Tenant: CDW Logistics, Inc., an Illinois corporation

1. LEASE TERMS

     1.01 Premises: The “Premises” referred to in this Lease shall mean the approximately five hundred thirteen thousand, two hundred and forty (513,240) square feet of Rentable Area (as defined below) to be located in the Building (as defined below). For purposes hereof, the “Premises” shall mean and refer to the Building measured from the “drip-line” of the Building in accordance with the Measurement Method, as defined in Section 1.08 below.

     1.02 Land, Property and Building: The “Land” shall mean the real estate legally described on Exhibit “A-1” attached hereto. The “Building” shall mean a concrete tilt-up building to be constructed by Landlord (as more particularly set forth herein) on the Land, the approximate dimensions and location of which are shown on the site plan attached hereto as Exhibit “A-2” (“Site Plan”). The Building shall have approximate dimensions of 470 feet x 1,092 feet (it being agreed that under no circumstance may the exterior Building width be greater than 470’) with 50’ x 50’ bays and 60’ staging areas. The Building will be located in North Las Vegas, Nevada, at the southwest corner of Bay Lake Trail and Alexander Road. The “Property” shall constitute the Land, the Building and all other structures and improvements installed and/or located at the Land from time to time, together with all easements and other rights appurtenant thereto.

     1.03 Tenant’s Notice Address: CDW Logistics, Inc., 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, Attn: Chief Financial Officer; with a copy to CDW Corporation., 200 N. Milwaukee Avenue, Vernon Hills, Illinois 60061, Legal Department, Attn: General Counsel.

     1.04 Landlord’s Notice Address: DP Industrial, LLC, 1200 Financial Boulevard, Reno, Nevada 89502, Attention: Chief Financial Officer; with a copy to DP Industrial, LLC, 3434 Kier Road, Suite 2, North Las Vegas, Nevada 89030, Attention: Mr. Brad Myers.

     1.05 Tenant’s Permitted Use: Any lawful use, including, without limitation, warehousing, storage, configuration, repair and distribution of products, training facilities and general office purposes (subject, however, to the prohibited uses set forth in Section 38.12 hereof), and which do not violate any Requirements (as such term is defined below).

     1.06 Lease Term: The “Lease Term” commences on the date (the “Lease Commencement Date”) of Landlord’s Substantial Completion (as defined below) of the Landlord Work (as defined below), and expires on the date that is immediately prior to the fifteenth (15th) anniversary of the Lease Commencement Date, subject to extension as provided in Article 41 below. “Substantial Completion” of the Landlord Work shall be established by: (i) the issuance of a temporary certificate of occupancy for the Building by the appropriate governmental authorities allowing for Tenant’s functional occupancy of the Premises for the purposes contemplated herein, and (ii) a written certification from Landlord’s architect to Tenant that, in Landlord’s architect’s professional judgment, all Landlord Work has been completed substantially in accordance with the Landlord Work Plans (as defined in the Workletter (“Workletter”) attached hereto as Exhibit “C”), but excluding the completion of minor, commercially reasonable “punch-list” items which do not materially and unreasonably interfere with Tenant’s use of the Premises for warehousing, storage, configuration, repair and distribution of products, training facilities and general office purposes. The Lease Commencement Date shall be evidenced by a Commencement Date Certificate in the form of Exhibit “E”, which the parties agree to execute within ten (10) days of the written request of either party after the Lease Commencement Date (but failure by either party to execute the same shall not affect the validity of the Lease Commencement Date). For purposes of this Lease, the term, “Initial Lease Term,” shall mean the initial fifteen (15) year term of the Lease specified above, and the term,

“Lease Term,” shall mean and include the Initial Lease Term, together with any Extension Term(s) (as defined in Article 41 below) to the extent the Extension Option(s) are exercised by Tenant pursuant to Article 41 below.

          1.07 Base Monthly Rent: “Base Monthly Rent” during the Initial Lease Term shall be payable in lawful money of the United States of America as follows:

Month(s)	Base Rent Per square foot of Rentable Area in the Premises Per Month
1-3	$0.00
4-63	$0.375
64 – 123	$0.425
124 – 180	$0.481

     1.08 Rentable Area: The term “Rentable Area” shall mean shall, in respect of any space, the rentable floor area of such space determined in accordance with the methods of measuring rentable area and usable area as described in The Standard Method for Measuring Floor Area in Industrial Buildings, as promulgated by The Building Owners and Managers Association (BOMA) International (as such standard exists as of the date of this Lease) (the “Measurement Method”). Notwithstanding anything to the contrary contained herein, in no event shall the “Rentable Area” of the Premises be deemed to include any portion of the Maintenance Work Platform (as hereinafter defined). Within thirty (30) days after the approval by the parties of the Landlord Work Plans pursuant to the Workletter, Landlord shall (at Landlord’s expense) cause the Rentable Area of the Premises to be measured by Landlord’s architect, based on such Landlord Work Plans, and shall deliver the written results thereof to Tenant (“Landlord’s Measurement Notice”). In the event that Tenant disagrees with the determination of the Rentable Area of the Premises as set forth in Landlord’s Measurement Notice, then Tenant may, within thirty (30) days after Tenant’s receipt of Landlord’s Measurement Notice, notify Landlord in writing that Tenant objects to such determination. In the event that Tenant so objects to the determination of the Rentable Area of the Premises set forth in Landlord’s Measurement Notice, and the parties are unable to resolve such dispute within sixty (60) days after the delivery of Landlord’s Measurement Notice, then such dispute shall be resolved in accordance with the Workletter Dispute Procedures set forth in the Workletter. If Tenant fails to so object within said thirty (30) day period, then the determination of the Rentable Area of the Premises set forth in Landlord’s Measurement Notice shall be considered as final and accepted by both parties. If Tenant timely objects within said thirty (30) day period, then until such time as any such dispute is resolved in accordance with the Workletter Dispute Procedures, the determination of the Rentable Area of the Building and Premises set forth in the Landlord’s Measurement Notice shall govern (it being agreed that, to the extent that such dispute is resolved in Tenant’s favor, Landlord shall, within thirty (30) days after such resolution, refund to Tenant (or, at Tenant’s option, credit against the next installment of Rent coming due under the Lease) any amounts that Tenant has overpaid during the period that the determination of the Rentable Area of the Premises set forth in Landlord’s Measurement Notice governed). Once the Rentable Area of the Premises has been determined pursuant to this Section 1.08, neither Landlord nor Tenant shall thereafter have any right to re-measure or re-calculate the Rentable Area of the Premises under this Lease, except that Landlord shall reasonably re-determine the Rentable Area of the Premises, from time to time to reflect additions or subtractions of space to or from the Premises using the same measurement methodology set forth above; provided, that Tenant shall have the reasonable right to confirm the accuracy (pursuant to the procedures described above with respect to the initial determination of the Rentable Area of the Premises) of Landlord’s re-determination by written notice thereof to Landlord no later than sixty (60) days after Landlord provides notice to Tenant of such re-determination. The parties agree that the Rentable Area shall not include any portion of the mezzanine area of the Building or any floor of the Building other than the ground floor thereof.

     1.09 Laws and Requirements: The term “Laws” shall mean all applicable federal, state, county, local and municipal governmental laws, statutes, ordinances, rules, regulations, codes, decrees, orders and other such requirements, applicable decisions by courts of the State of Nevada, and decisions of federal courts (including, but not limited to, federal courts applying the laws of Nevada). The term “Requirements” shall mean all Laws, together with all other agreements, documents, covenants, conditions and restrictions affecting the Property from time to time.

     1.10 Business Day: The term “Business Day” shall mean any day other than a Saturday, Sunday, or any other day or days now or hereafter commonly observed as holidays on which banking institutions in the State of Nevada are closed for business to the general public.

     1.11 Parking: Tenant is entitled to the use of all vehicle parking spaces at the Property as set forth on the Site Plan, but in no event fewer than the number of parking spaces (or handicapped parking spaces) required by Laws and other Requirements for use of the Premises primarily for warehousing, storage, configuration of products and ancillary general office purposes with an office area not greater than 38,000 square feet of Rentable Area. Tenant’s parking rights are subject to the provisions of Article 8 of the Lease.

     1.12 Landlord Work: The “Landlord Work” shall mean the work described in the Specifications (“Specifications”) attached as Exhibit “B” attached hereto.

2. DEMISE AND POSSESSION; CONSTRUCTION OF PREMISES

     2.01 Lease. Commencing on the Lease Commencement Date, Landlord leases to Tenant and Tenant leases from Landlord the Premises. The Premises shall be leased to Tenant together with:

     (a) The exclusive right to use the grounds and all exterior portions of the Property;

     (b) The exclusive right to use all parking spaces at the Property as set forth in, and subject to the terms of, Section 1.11 above and Article 8 below;

     (c) The exclusive right to use the roof of the Building for any purposes permitted under Laws and Requirements and related to Tenant’s business operations, including for purposes of maintaining HVAC units, satellite dishes, wireless equipment and antennae, and for the installation and maintenance of security equipment (including cameras), so long as the manner in which the preceding equipment is installed by Tenant does not invalidate or diminish Landlord’s roof warranty for the Building (it being agreed that Landlord and Tenant shall work cooperatively to determine whether any such installation would invalidate or diminish such warranty by, among other things, consulting and coordinating with Landlord’s roofing contractor); and for such purposes Tenant shall have the right to access the roof of the Building at all times;

     (d) The exclusive right to install, use, maintain, replace and repair signage in and on the Property as provided in, and subject to the terms of, Article 14 hereof and Exhibit “F” hereto;

     (e) The exclusive right to use of and access to all of the loading docks and loading bays at the Property;

     (f) The exclusive right to use the guard-house to be constructed by Landlord at the Property as part of the Landlord Work (as set forth in the Specifications);

     (g) The right to restrict access to, and provide security for, the Property by use of (among other things) fences, gates and/or security personnel, all in a manner determined by Tenant (subject to Landlord’s rights in Section 15.01 below); and

     (h) All other rights of use specified in this Lease.

The rights set forth in clauses (a) through (h) above shall be without additional cost to Tenant (except for Rent payable by Tenant for the Premises as provided in this Lease).

     2.02 Construction.

                    A. Landlord covenants and agrees with Tenant that Landlord shall, at Landlord’s sole cost and expense (except as expressly set forth in Sections 3.04A, 3.04B and 3.04C below or within Exhibit “B”), construct the Building and perform all of the other Landlord Work in accordance with the terms and provisions of this Lease and the terms and provisions of the Workletter (including the Landlord Work Plans described therein). Landlord shall cause the Landlord Work to be performed in accordance with the construction schedule attached as Exhibit “G” to this Lease (“Construction Schedule”). Except as may result from Tenant Delay (as defined in the Workletter), the Construction Schedule shall be modified only with the mutual written consent of Landlord and Tenant.

                    B. Landlord shall, at Landlord’s sole cost and expense, obtain financing or equity in an amount, and upon terms, sufficient to provide the funds to construct the Building and perform the other Landlord Work, and in a time frame sufficient to enable Landlord to commence, perform and Substantially Complete the Landlord Work in accordance with the Landlord Work Plans and this Lease (including the Workletter and the Construction Schedule).

     2.03 Landlord’s Construction Warranties. Landlord hereby warrants to Tenant: (1) that all Landlord Work shall be performed in a good and workmanlike manner, and (2) that all materials, supplies and equipment furnished in connection with the Landlord Work shall be of high quality, free from defects and consistent with the requirements of the Landlord Work Plans and the Workletter. The warranties set forth in this Section 2.03 shall remain in full force and effect at all times during the period that is the later of: (x) the second (2nd) anniversary of the Lease Commencement Date, in the case of Landlord Work that is Substantially Completed on or before the Lease Commencement Date, or (y) in the case of any Landlord Work which is Substantially Completed after the Lease Commencement Date, the two (2) year period immediately following the Substantial Completion of such work. If at any time prior to the expiration of the foregoing warranty period, Tenant shall discover any failure or breach of the Landlord’s warranties set forth in this Section 2.03, then Landlord shall, upon written notice from Tenant and at Landlord’s sole cost and expense, promptly commence and diligently perform the correction of such failure or breach (which corrective action may include, without limitation, any necessary removal, disassembly, reinstallation, repair replacement, re-assembly, reconstruction, re-testing and/or re-inspection of any portion of the Landlord Work and any other property damaged or affected by such failure, breach or corrective action), all in a manner that minimizes any disruption of or interference to Tenant’s use and occupancy of the Premises (and the other areas of the Property that Tenant has the right to use under the Lease), and in compliance with the terms of the Lease. Tenant agrees to provide Landlord with notice of any claim to be made by Tenant under this Section 2.03 promptly after Tenant discovers any failure or breach of the Landlord’s warranties set forth in this Section 2.03, but no failure by Tenant to provide such prompt written notice shall affect the validity thereof, except to the extent that such failure prejudices Landlord to any material extent (e.g., prompt notice would have allowed Landlord to pursue claims under contractors’ warranties which are no longer then available). Subject to Unavoidable Delays (as hereinafter defined), if Landlord fails to perform any work required under this Section 2.03 as and when required under this Section 2.03, and such failure continues for thirty (30) days after notice from Tenant (provided, that in the event of an emergency or hazardous condition, Tenant shall only be required to provide such notice (prior or subsequent) as is reasonable under the circumstances), then Tenant shall have the right (but not the obligation) to perform such work on Landlord’s account, in which event Landlord will reimburse Tenant for the reasonable costs incurred by Tenant in connection therewith within thirty (30) days after Landlord’s receipt of an invoice therefor from Tenant (failing which Tenant shall have (without limiting its other rights and remedies) the offset rights described in Section 30.02 of this Lease, as set forth in said Section 30.02). Notwithstanding the foregoing, if such warranty work cannot reasonably be completed within the above-referenced thirty (30) day period and the delay is not due to an Unavoidable Delay (and the failure to perform such warranty work will not result in an emergency or hazardous condition), then as long as Landlord has commenced the warranty work during such thirty (30) day period, and at all times diligently pursues the completion of such work, Landlord shall be given such additional time as is reasonably necessary to complete such work.

     2.04 Landlord Work Contractor Warranties. Landlord shall obtain construction warranties against defects in labor, materials and equipment of at least two (2) years (or such longer period as is customary with respect to various components of the Landlord Work) from Landlord’s contractors, subcontractors and material suppliers performing the Landlord Work (“Landlord Work Contractors”) with respect to all components of the Landlord Work (other than minor components thereof that do not affect Tenant’s use and occupancy of the Premises or other areas of the Property that Tenant has the right to use under the Lease, or the appearance of the Property); provided, that the warranties for the components of the Landlord Work set forth on Exhibit “M” attached hereto shall have the durations set forth on said Exhibit “M”. On completion of the Landlord Work, Landlord shall provide Tenant, at Tenant’s request, with copies of all warranties on those components, if any, of the Landlord Work which Tenant is responsible for maintaining pursuant to this Lease (the “Tenant Maintenance Warranties”). At Tenant’s request, Landlord shall use its reasonable efforts to enforce the Tenant Maintenance Warranties, or, at Landlord’s option, shall assign to Tenant all of Landlord’s right, title and interest in and to such Tenant Maintenance Warranties. In addition, on or prior to completion of any component of the Landlord Work which Tenant is required to maintain pursuant to the Lease, Landlord shall turn over to Tenant copies of all keys, manuals, operating instructions and the like, together with such operating information and documentation as may be reasonably requested by Tenant, relating to such Landlord Work. To the extent that Landlord does not assign any Tenant Maintenance Warranties to Tenant, Landlord may enforce such Tenant Maintenance Warranties in connection with any claim by Tenant under Landlord’s warranties described in Section 2.03 above. Nothing contained in this Section 2.04 shall be deemed to limit Landlord’s warranty obligations set forth in Section 2.03 above.

     2.05 Landlord Representations and Warranties. Landlord hereby represents and warrants to Tenant as follows:

     (a) as of the Lease Commencement Date, the Property will comply with Laws (including, without limitation, the Americans With Disabilities Act of 1990 (as amended), and all applicable building, fire and safety codes) and other Requirements in effect as of the Lease Commencement Date excluding any non-compliance with Laws and Requirements resulting from Tenant’s work;

     (b) as of the date hereof, the Property complies with Laws and other Requirements in effect as of the date hereof;

     (c) to Landlord’s “Actual Knowledge” (as hereinafter defined), the Premises are currently, and will be as of the Lease Commencement Date, free from any Hazardous Waste and are in compliance with Environmental Laws (each, as hereinafter defined). For purposes of this Paragraph 2.05(c), the term “Actual Knowledge” shall mean the actual knowledge of Brad Myers and Aaron Paris based solely upon a review of any reports in their possession and observations of conditions at the Property, without further investigation and without the imputation of constructive knowledge;

     (d) as of the Lease Commencement Date all systems and equipment serving the Premises including heating, ventilation and air conditioning (collectively, “HVAC”), electrical, sprinkler, plumbing, utility lines and dock equipment that are a part of the Landlord’s Work shall be in good working order;

     (e) the use of the Premises and Property for purposes of warehousing, storage, configuration, repair and distribution of products, training facilities and general office uses is currently (and will be, as of the Lease Commencement Date) permitted by Laws (including zoning Laws) and other Requirements, without variance;

     (f) vehicular access is (and will be as of the Lease Commencement Date) available to and from the Property directly from and to one or more public streets, or from valid and perpetual private easements which may be freely used by Tenant for purposes of vehicular access to and from the Property; and

     (g) Landlord owns (and will own, as of the Lease Commencement Date) fee simple title to the Property, and has full right, power and authority to execute and deliver this Lease, and to perform each and all of its duties and obligations under this Lease.

     2.06 Punch-List. Upon the written request of Tenant or Landlord made no later than five days after the Lease Commencement Date, Landlord and Tenant shall conduct a walk through inspection of the Property within thirty (30) days after the Lease Commencement Date (or such other time mutually acceptable to the parties) and reasonably agree on any “punch-list” items referred to in Section 1.06 above. Landlord agrees to exercise its reasonable efforts to complete such agreed upon punch-list items as soon as reasonably practicable after such walk through inspection, and in any event, subject to Unavoidable Delays, such punch-list items shall be completed by Landlord within forty-five (45) days after such walk through inspection by Landlord and Tenant. Subject to Unavoidable Delays, in the event that Landlord fails to complete such punch-list items within such forty-five (45) day period, Tenant shall have the right, but not the obligation, to perform such work on Landlord’s account, in which event Landlord shall reimburse Tenant for all reasonable costs and expenses incurred by Tenant in connection therewith within thirty (30) days after Landlord’s receipt of an invoice therefor from Tenant (failing which Tenant shall (without limiting its other rights and remedies) have the offset rights described in Section 30.02 below). Tenant agrees to permit Landlord reasonable access to the Premises, subject to the provisions of this Lease, in order to complete any such punch-list work, and Landlord agrees to perform such punch-list work in a manner that does not unreasonably interfere with Tenant’s use and occupancy of the Premises or the other portions of the Property which Tenant has the right to use hereunder. Notwithstanding the foregoing, if such punch-list work cannot reasonably be completed within the above-referenced forty-five (45) day period and the delay is not due to an Unavoidable Delay (and the failure to perform such warranty work will not result in an emergency or hazardous condition), then as long as Landlord has commenced the punch-list work during such forty-five (45) day period, and at all times diligently pursues the completion of such work, Landlord shall be given such additional time as is reasonably necessary to complete such work.

     2.07 Early Occupancy.

                    A. For the period commencing on August 1, 2005, or such earlier date on which the first one third (1/3) of the slab of the Building is delivered to Tenant as provided in Section 2.07B below (the “Early Occupancy Date”), and ending on the Lease Commencement Date (the “Early Occupancy Period”), Tenant shall be entitled to occupy the Premises for the limited purposes and subject to the terms and conditions of this Section 2.07 (“Early Occupancy”). Provided that Tenant exercises its Early Occupancy rights granted under this Section 2.07 in compliance with Laws and Requirements, Tenant shall have the right, at Tenant’s sole cost and expense, to enter onto the Property and Premises at any time during the Early Occupancy Period, in order to take measurements and prepare and install Tenant’s Alterations (as defined below) fixtures, equipment and personal property (including, without limitation, racking, Maintenance Work Platform equipment and conveyor equipment) in the Premises and other areas of the Property which Tenant has the right to use and/or occupy hereunder.

                    B. Landlord agrees to cause the Premises to be made available to Tenant for Early Occupancy at the rate of approximately one-third (1/3) of the slab of the Building (with each such portion of the Building in “dried-in” condition with a roof over the portion of the slab delivered by Landlord and including necessary supporting walls for such portion of the roof) delivered each week commencing on or before August 1, 2005 (i.e., the second 1/3 of the slab of the Building shall be delivered to Tenant on or before August 8, 2005 and the final 1/3 of the slab of the Building shall be delivered to Tenant on or before August 15, 2005). At the time of each such delivery, the floor slab of the applicable portion of the Premises shall be complete and such portion of the Premises shall be enclosed in a manner sufficient to enable the Tenant to lawfully commence installation of Tenant’s Alterations, fixtures, equipment and personal property. Landlord further agrees that it shall cause an approximately fifty thousand (50,000) square foot paved staging surface consisting of a combination of concrete aprons and asphalt binder course (as further described in Exhibit “B”) that provides access to and from the Building to be installed and available at the location on the Property set forth on Exhibit “N” attached hereto, no later than August 1, 2005, which shall be sufficient to enable Tenant to deliver and install its Alterations, fixtures, equipment and personal property. Landlord agrees that in the event of a delay in the delivery of the Premises beyond the deadlines set forth above (including any delay in completion of the paving work described above), then, except to the extent that such delay results from Tenant Delay, Landlord shall pay liquidated damages to Tenant for each day of delay as follows:

First 2 weeks of delay	$1,000 per day

Second 2 weeks of delay	$2,000 per day
Next 4 weeks of delay	$5,000 per day
Thereafter	$10,000 per day

(each day of delay in such delivery is referred to herein as a “Slab Delay Day”, and the foregoing fees payable in connection therewith are referred to herein as the “Slab Late Fees”); provided, however, that to the extent that any Slab Delay Day results from Unavoidable Delays, then in lieu of the foregoing remedies: (i) for the first ten (10) Slab Delay Days that result from Unavoidable Delays, Tenant shall not be entitled to any remedy as a result thereof, and (ii) for each Slab Delay Day that results from Unavoidable Delays after the first such ten (10) Slab Delay Days, Tenant shall be entitled to one (1) day of full abatement of Base Monthly Rent which would otherwise be payable under this Lease (commencing with the Lease Commencement Date). By way of example (but not limitation), if thirty five (35) Slab Delay Days occur, fifteen (15) of which result from Unavoidable Delays, five (5) of which result from Tenant Delay, and fifteen (15) of which result from causes other than Unavoidable Delays or Tenant Delays, then Tenant shall be entitled to $16,000 of Slab Late Fees, plus five (5) days of abatement of Base Monthly Rent under the Lease. If any portion of the Premises (or the paved surface described above) is not delivered to Tenant within ninety (90) days after the date that the same is required to be delivered as set forth above, Tenant shall have the right to terminate the Lease prior to the date such portion is delivered to Tenant upon written notice to Landlord and Landlord shall pay appropriate liquidated damages to Tenant that have accrued to the day of termination within thirty (30) days after the date of termination. If Tenant has not terminated this Lease by the Slab Late Fee Cutoff Date (as defined below) as a result of Landlord’s failure to satisfy the foregoing deadlines, any additional liquidated damages attributable to such failure that would otherwise have accrued after the Slab Late Fee Cutoff Date shall cease. For purposes hereof, the term “Slab Late Fee Cutoff Date” shall mean: (i) November 25, 2005, plus (ii) one (1) additional day for each Slab Delay Day which results from Unavoidable Delays and occurs on or prior to said November 25, 2005 (but not to exceed sixty (60) additional days). If any Slab Late Fees shall be due and payable by Landlord as provided herein, but this Lease shall not be terminated as provided above, then Landlord shall pay such Slab Late Fees to Tenant, from time to time, within ten thirty (30) days after Tenant provides Landlord with an invoice therefor.

                    C. Tenant’s entry onto and use of the Premises during the Early Occupancy Period pursuant to this Section 2.07 shall be subject to all of the terms and conditions of this Lease, excluding, however, the requirement to pay Rent (including Base Monthly Rent, Additional Rent and utilities); provided, that during any portion of the Early Occupancy Period that Tenant is performing substantial racking and conveyor work at the Premises, the cost of utilities serving the Premises shall be equitably allocated between Landlord and Tenant, based on the relative usage of such utilities by the parties, as reasonably and jointly determined by Landlord and Tenant. Notwithstanding the foregoing, neither Landlord nor Tenant shall have any liability or responsibility to the other with respect to dust resulting from its or its contractors’ construction or other activities which dust affects or damages the other party’s equipment and property at the Property. During any Early Occupancy Period, each party agrees to reasonably cooperate and coordinate with the other party so as to minimize interfere with the work being performed by or on behalf of such other party.

     2.08 Landlord Work Deadline. Landlord shall cause the Landlord Work to be Substantially Completed no later than September 26, 2005. If Landlord fails, for any reason (other than Tenant Delays, as defined in the Workletter), to Substantially Complete the Landlord Work on or before said September 26, 2005, then, except to the extent that such delay results from Tenant Delay, Landlord agrees to pay Tenant liquidated damages for each day of delay beyond September 26, 2005 as follows:

First 2 weeks of delay	$1,000	per day
Second 2 weeks of delay	$2,000	per day
Next 3 weeks of delay	$5,000	per day
Thereafter	$10,000	per day

(each day of delay in such Substantial Completion is referred to herein as a “Final Delay Day” and the foregoing fees payable in connection therewith are referred to herein as the “Final Delay Fees”); provided, however, that to the extent that any Final Delay Day results from Unavoidable Delays, then in lieu of the foregoing remedies: (i) for the first ten (10) Final Delay Days that result from Unavoidable Delays, Tenant shall not be entitled to any remedy as a result thereof (other than the extension of the Lease Commencement Date that results therefrom, as provided in Section 1.06 above), and (ii) for each Final Delay Day that results from Unavoidable Delays after the first such ten (10) Final Delay Days, Tenant shall be entitled (in addition to the extension of the Lease Commencement Date, as provided in Section 1.06 above) to one (1) day of full abatement of Base Monthly Rent which would otherwise be payable under this Lease (commencing with the Lease Commencement Date). By way of example (but not limitation), if forty five (45) Final Delay Days occur, twenty (20) of which result from Unavoidable Delays, five (5) of which result from Tenant Delay, and twenty (20) of which result from causes other than Unavoidable Delays or Tenant Delays, then Tenant shall be entitled to $26,000 of Final Delay Fees, plus ten (10) days of abatement of Base Monthly Rent under the Lease. If the Landlord Work is not Substantially Completed before February 10, 2006, then Tenant shall have the right to terminate the Lease prior to Substantial Completion and Landlord shall pay to Tenant all liquidated damages that have accrued to the date of termination within thirty (30) days after the date of termination. To the extent that Landlord has paid Tenant any Slab Late Fees with respect to any Slab Delay Days (as provided in Section 2.07 B above), then the amount of any Final Delay Fees due pursuant to this Section 2.08 shall be reduced (but not below $0.00) by the amount of the Slab Late Fees so paid by Landlord to Tenant. Each of the deadlines for the Substantial Completion of the Landlord Work set forth in this Section 2.08 shall be subject to extension by one (1) day for each day of Tenant Delay that shall occur, as provided in the Workletter. If Tenant has not terminated this Lease by the Final Delay Fee Cutoff Date (as defined below) as a result of Landlord’s failure to satisfy the foregoing deadlines, any additional liquidated damages attributable to such failure that would otherwise have accrued after the Final Delay Fee Cutoff Date shall cease. For purposes hereof, the term “Final Delay Fee Cutoff Date” shall mean: (i) January 4, 2006, plus (ii) one (1) additional day for each Final Delay Day which results from Unavoidable Delays and occurs on or prior to said January 4, 2006 (but not to exceed sixty (60) additional days). If any Final Delay Fees shall be due and payable by Landlord as provided herein, but this Lease shall not be terminated as provided above, then Landlord shall pay the Final Delay Fees to Tenant, from time to time, within thirty (30) days after Tenant provides Landlord with an invoice therefor.

     2.09 Non-Compete. Landlord represents and warrants to Tenant that Landlord is the current fee simple owner of the business park described on Exhibit “I-1” attached hereto and made a part hereof (the “Business Park”), including the building site known as building #4 (the “Adjacent Premises”) located adjacent to the Property and described on Exhibit ”I-2” attached hereto (excluding the parcel captioned as the “Option Parcel” in Exhibit “I-1”). Landlord agrees that Landlord will not, prior to or during the Lease Term (including any Extension Term(s)): (a) lease or sell any portion of the Business Park to any of Tenant’s competitors identified on Exhibit “J-1” attached hereto and incorporated herein by reference, or (b) lease, sell, or permit the subletting or assignment of any portion of the Adjacent Premises to any of Tenant’s competitors identified on Exhibit “J-1” or Exhibit “J-2” attached hereto and incorporated herein by reference. If at any time Owner purchases the Option Parcel, the Option Parcel shall become part of the Business Park and shall be subject to the provisions of this Section 2.09. In the event that Tenant exercises its Purchase Option with respect to the Property as set forth in Section 43 below, the restrictions set forth in this Section shall remain in effect for a period of thirty-five (35) years from the Lease Commencement Date. The rights of Tenant under this Section 2.09 shall not be assignable by Tenant to any person or entity other than an Affiliate (as hereinafter defined) of Tenant, and shall terminate in the event that: (i) Tenant shall sublease more than fifty percent (50%) of the Rentable Area of the Premises to any person or entity, except pursuant to a Permitted Transfer (as hereinafter defined), or (ii) Tenant shall permanently abandon more than fifty percent (50%) of the Rentable Area of the Premises, and for purposes of this clause “permanently” shall mean for a period of one (1) year or more (but, for clarity, in no event shall Tenant be deemed to have abandoned the Premises (or any portion thereof) in the event that any failure by Tenant to occupy the same results from events of casualty, condemnation, Untenantability (as hereinafter defined) or Unavoidable Delays, or if Tenant is modifying, altering, improving or reconfiguring the Premises (or any portion thereof), or the manner in which Tenant uses and/or occupies the Premises, with intent to re-occupy the same after completion thereof). Concurrently with the execution and delivery of this Lease, Landlord and Tenant shall enter into a Declaration of Restrictive Covenants in the form of Exhibit “K” attached hereto, pursuant to which the restrictions set forth in this Section 2.09 will be placed of record with respect to the Business Park and Adjacent Premises. If the rights of the Tenant under this Section 2.09 are terminated, Landlord shall have the right, upon fifteen (15) days prior written notice to Tenant, to unilaterally place of record a Partial Termination of Declaration of Restrictive Covenants, pursuant to which the restrictions set forth in this Section 2.09 will be removed from record (but such termination of the rights contained in this Section 2.09 shall not affect any other restrictions set forth in such Declaration of Restrictive Covenants). Notwithstanding the foregoing, Tenant agrees to cooperate with Landlord in connection with any reasonable request in connection with the foregoing, including without limitation, executing such Partial Termination of Declaration of Restrictive Covenants.

     2.10 Other Occupants and Restrictions. Landlord covenants and agrees that, except to the extent required in order to perform its obligations under this Lease, Landlord will not grant any person or entity other than Tenant its agents, representatives, employees, directors, officers, shareholders, Affiliates, consultants, independent contractors, subtenants, licensees, invitees, successors and assigns (collectively, “Tenant Parties”) any easement, license, lease or similar rights of use or occupy with respect to any portion of the Property during (or prior to) the Lease Term, without Tenant’s prior written consent, other than utility easements and other companies serving the public (including, but not limited to, easements to fiber optic carriers and other communications companies and excluding cell towers and satellite dishes) that do not underlie the improvements on the Property and do not adversely affect Tenant’s use and/or occupancy of the Property. Further, Landlord will not restrict the use of the Property in a manner which would materially and adversely affect Tenant’s use and/or occupancy of the Property.

     2.11 Incentives. Landlord and Tenant agree that in the event that any incentives, rebates or other financial benefits or concessions are provided or made available by reason of Tenant’s lease, use or occupancy of the Property by any governmental authority having jurisdiction thereover, then the full amount of such incentives, rebates or other financial benefits of concessions (less any reasonable, out-of-pocket costs that Landlord shall have actually paid in connection with obtaining such incentives, rebates, benefits or concessions at Tenant’s request, but in no event to exceed the amount of such incentives, rebates, benefits of concessions) shall accrue solely to Tenant, and shall be for the sole and exclusive benefit of Tenant (including any such incentive, rebate or other financial benefit which takes the form of an abatement or reduction of any Real Property Taxes (as hereinafter defined)).

3. BASE MONTHLY RENT; ALLOWANCES

     3.01 Base Monthly Rent: On the first day of every calendar month of the Lease Term commencing on the Lease Commencement Date, Tenant will pay, without deduction or offset (except as expressly set forth herein), prior notice or demand, the Base Monthly Rent due for such month (as set forth in Section 1.07 above) at the place designated by Landlord in writing to Tenant, and if no such place has been designated by Landlord, then to Landlord’s address for notices set forth in Section 1.04 above. In the event that the Lease Term commences or ends on a day other than the first day of a calendar month, a prorated amount of Base Monthly Rent and Additional Rent shall be due with respect to such partial month (based on the actual number of days within such month).

     3.02 Cost of Living Adjustment: [INTENTIONALLY OMITTED]

     3.03 Late Fees. Any installment of Rent due from Tenant to Landlord which is not paid within ten (10) days after the same is past due will be considered past due and Tenant will pay to Landlord as Additional Rent a late charge equal to the product of the variable Prime Rate plus three percent (3%) per annum as charged by Bank of America, Nevada from time to time (the “Default Rate”); times the amount of such installment amount due, or the sum of twenty-five dollars ($25.00), whichever is greater, for each month or fractional month transpiring from the date the same was originally due until paid. A twenty-five dollar ($25.00) handling charge will be paid by Tenant to Landlord for each returned check.

     3.04 Allowances.

                    A. Landlord and Tenant acknowledge and confirm that the Landlord Work consists, in part, of Landlord’s performance and completion of approximately eighteen thousand (18,000) square feet of Rentable Area of office space improvements and custom configuration space consisting of twenty-five thousand (25,000) square feet of Rentable Area of technical office, which custom configuration space shall be configured in a manner that permits the same to be expanded to a total size of up to thirty-eight thousand (38,000) square feet of Rentable Area, all as more specifically set forth in the Specifications (collectively, the “Office Work”). Landlord shall provide an allowance to Tenant of Seven Hundred and Fifty Thousand Dollars ($750,000.00) with respect to the cost of the Office Work (including the cost of any permits or approvals from governmental entities which are required specifically and exclusively for the performance of the Office Work (as opposed to the performance of any other components of the Landlord Work) and the fees of the general contractor which are allocable to the Office Work). Landlord agrees that the Office Work will be hard-bid, on an open book basis, by no less than three (3) subcontractors for each component of the Office Work that exceeds $30,000. If as a result of subcontractor shortages, Landlord cannot obtain at least three bids, Landlord shall inform Tenant of any difficulty obtaining those bids or a circumstance where the lowest bid would not be a prudent subcontractor choice. In the event that the total cost of the Office Work is less than $750,000 any such savings shall be credited to Tenant by cash payment by Landlord within thirty (30) days after the Lease Commencement Date, or Rent abatement, at Tenant’s election. In the event that the total cost of the Office Work exceeds the $750,000 allowance, Tenant shall pay the excess to Landlord within thirty (30) days after the Lease Commencement Date, provided that such work has then been completed (as jointly and reasonably determined by Landlord and Tenant) and that Landlord has delivered to Tenant reasonable documentation of such costs. Reasonable documentation evidencing the occurrence of the events described in the preceding sentence (and the costs thereof) shall be provided by Landlord to Tenant as a condition to Tenant’s obligation to make the corresponding payment(s) set forth therein.

                    B. Landlord and Tenant acknowledge and confirm that the Landlord Work consists, in part, of Landlord’s construction and installation of a maintenance work platform to be located, in part, above the custom configuration space described in Section 3.04A above, with a light-weight concrete floor, as more particularly set forth on the Specifications (the “Maintenance Work Platform”). The dimensions and exact location of the Maintenance Work Platform shall be designated by Tenant prior to (or within a reasonable time after) the completion of the Landlord Work Plans pursuant to the Workletter. Subject to Tenant Delay, Landlord shall cause the Maintenance Work Platform to be substantially completed no later than August 1, 2005. Landlord shall provide an allowance in the amount of Seven Hundred Seven Thousand Six Hundred Forty Two and No/100 Dollars ($707,642) with respect to the construction and installation of the Maintenance Work Platform. In the event that the total cost of performing the construction and installation of the Maintenance Work Platform is less than $707,642, then any such savings shall be credited to Tenant by cash payment by Landlord within thirty (30) days after the Lease Commencement Date, or Rent abatement, at Tenant’s election; provided, that (1) Landlord shall not be obligated to disburse any portion of the allowance to Tenant as a cash payment or credit against Rent in the event that a Default by Tenant under Section 19.01.D shall have occurred and be continuing, and (2) to the extent that a monetary Default by Tenant in excess of $15,000 shall have occurred and be continuing at any time that Landlord would otherwise be obligated to disburse any portion of the allowance to Tenant as a cash payment or credit against Rent, Landlord shall be permitted to withhold from such disbursement of the allowance the amount of such monetary Default until the same is cured by Tenant. In the event that the total cost of the construction and installation of the Maintenance Work Platform exceeds the $707,642 allowance, Tenant shall pay the excess within thirty (30) days after the Lease Commencement Date, provided that Landlord shall have delivered Tenant reasonable documentation of such costs. Landlord will ensure that all work associated with the construction and installation of the

Maintenance Work Platform is performed by a subcontractor designated by Tenant; provided such subcontractor is licensed within the State of Nevada if required by applicable law.

                    C. Landlord and Tenant further acknowledge and confirm that the Landlord Work consists, in part, of Landlord’s construction and installation of the following at the Building: evaporative cooler package and warehouse heating, all as more particularly set forth on the Specifications. Landlord and Tenant agree that Tenant shall bear the actual cost of Landlord’s performance of the foregoing items; provided, that Tenant shall only be obligated to pay for the evaporator cooler package and warehouse heating described above to the extent that the actual cost thereof exceeds $737,203, in which case Tenant shall, within thirty (30) days after the Lease Commencement Date (provided that such evaporator cooler and warehouse heating work has then been completed, as jointly and reasonably determined by Landlord and Tenant), pay any such excess cash to Landlord within thirty (30) days after written notice from Landlord (which notice shall be accompanied by reasonable written documentation of the costs of such work). Landlord will ensure that all work for the foregoing items will be hard bid by no less than three (3) contractors on an open book basis. In addition, Tenant will contribute (which contribution may be defrayed from Tenant’s Discretionary Allowance described below) up to the following amounts for the following items to be constructed and/or performed by Landlord as part of the Landlord Work: (i) up to $6,372 for the cost of additional plumbing and HVAC work necessary required as a result of Tenant’s installation of 45 battery charging positions in the Building (as required by the Specifications) rather than 30 such positions; (ii) up to $46,677 for the cost of facilities for additional electrical power as a result of Landlord’s installation of task lighting for the area to be located below the Maintenance Work Platform (as required by the Specifications) and providing additional exhaust for the increase in battery charging positions described in clause (i) above; and (iii) up to $60,000 for the cost of increasing the electrical capacity of the Building from 6,000 amps to 9,000 amps (as required by the Specifications); provided, however, that to the extent that the actual cost of any of the foregoing items is less than the amount allocated thereto as set forth above (through value engineering or otherwise), the entire amount of such difference shall accrue to the benefit of Tenant, and the amount of Tenant’s applicable contribution shall be reduced thereby. To the extent that the precise actual cost of any of the items described in clauses (i) – (iii) of the preceding sentence cannot be ascertained, then the amount thereof shall be reasonably determined by the subcontractors performing such work. Landlord will ensure that all work for the items described in the preceding sentence will be hard bid by no less than three (3) subcontractors on an open book basis.

                    D. Landlord shall provide to Tenant a discretionary tenant allowance in the amount of Six Hundred Sixty One Thousand Six Hundred Sixty One and 58/100 Dollars ($661,661.58) (the “Discretionary Allowance”) to be used by Tenant at its sole discretion for any cost or expense related in any way to the Property; provided, that (1) Landlord shall not be obligated to disburse any portion of the Discretionary Allowance in the event that a Default by Tenant under Section 19.01.D shall have occurred and be continuing, and (2) to the extent that a monetary Default by Tenant in excess of $15,000 shall have occurred and be continuing at any time that Landlord would otherwise be obligated to disburse an installment of the Discretionary Allowance, Landlord shall be permitted to withhold from such disbursement of the Discretionary Allowance the amount of such monetary Default until the same is cured by Tenant. Tenant shall notify Landlord from time to time of requests for payments and/or disbursements of the Discretionary Allowance, and Landlord shall pay such amounts to Tenant within thirty (30) days after Tenant’s request (failing which Tenant shall have, among its other rights and remedies hereunder, the offset rights described in Section 30.02 hereof, as provided in said Section 30.02). In the event that Tenant requests that Landlord construct any additional tenant improvements to the Premises with the Discretionary Allowance (as opposed to Tenant using such Discretionary Allowance to itself perform Alterations or for other purposes), such additional work shall be subject to Landlord’s prior approval, which shall not be unreasonably withheld, but which approval may be based upon (without limitation): (i) the Landlord Work Contractors’ construction schedule for the Landlord Work and any delays to the Landlord Work resulting from the construction of the desired additional tenant improvements, (ii) the required time to prepare and complete plans, drawings and specifications for the desired additional tenant improvements, (iii) availability of subcontractors and materials to complete the work required by such additional improvements and (iv) whether the desired additional tenant improvements are likely to (1) adversely affect building systems or the structure or safety of the Premises, (2) impair Landlord’s ability to furnish services to Tenant, (3) materially increase the costs of operating the Premises, (4) violate any Laws, (5) contain or use Hazardous Waste (as hereinafter defined) or (6) adversely affect the exterior appearance of the Property. Without limiting the foregoing, in the event Tenant notifies Landlord that Tenant desires Landlord to perform any additional tenant improvement which Tenant later decides not to have completed and/or installed in or on the Premises, any actual, reasonable costs incurred by Landlord as a result of such request by Tenant shall be due from Tenant (and may be defrayed from the Discretionary Allowance), which costs may include, without limitation, preparation of plans, drawings, specifications and other details necessary to complete the requested work. Upon notification by Tenant to Landlord of any desired additional tenant improvements, Landlord agrees to exercise commercially reasonable efforts to promptly: (x) provide its approval or disapproval thereof to Tenant, (y) commence preparation of required working plans, drawings and specifications, and (z) commence the bidding process. Upon Tenant’s approval of the foregoing, Landlord agrees to exercise reasonable efforts to complete the approved additional tenant improvements as soon as reasonably practical thereafter. In the event that the Discretionary Allowance is not fully utilized by Tenant prior to the Lease Commencement Date, Landlord will reimburse Tenant either in cash within thirty (30) days after the Lease Commencement Date, or pursuant to Rent abatement, at Tenant’s option. In the event that Tenant requests Landlord to construct additional tenant improvements and the costs thereof exceeds the Discretionary Allowance, Tenant shall pay such amount to Landlord within thirty (30) days after the Lease Commencement Date, provided that such work has been completed (as jointly and reasonably determined by Landlord and Tenant) and that Landlord has delivered to Tenant reasonable documentation of such costs.

4. COMMON AREAS

     4.01 [INTENTIONALLY OMITTED]

     4.02 [INTENTIONALLY OMITTED]

     4.03 [INTENTIONALLY OMITTED]

5. ADDITIONAL RENT

     5.01 Additional Rent. All charges payable by Tenant to Landlord under this Lease other than Base Monthly Rent are called “Additional Rent.” Unless this Lease provides otherwise, Additional Rent is to be paid with the next monthly installment of Base Monthly Rent and is subject to the provisions of Section 3.03. The term “Rent” whenever used in this Lease means Base Monthly Rent and Additional Rent.

     5.02 Operating Costs.

                    A. The term, “Operating Costs,” means the actual, reasonable costs and expenses required of Landlord pursuant to this Lease which are incurred by Landlord during the Lease Term with respect to the operation, maintenance, management and repair of the Property, including, but not limited to: (i) any Landlord Repairs of the Property performed by Landlord pursuant to Section 13.03 of this Lease below; (ii) a management fee equal to 1.5% of the Base Monthly Rent owed Landlord; and (iii) the cost of all insurance required to be paid by Landlord with respect to the Premises pursuant to this Lease. Notwithstanding the foregoing, Operating Costs will not include: (a) any costs which, under generally accepted accounting principles, consistently applied, are of a capital nature (including rental costs for equipment and services that would be considered capital in nature) (a “Capital Cost”), except as set forth in Section 5.02A(2), (b) any costs incurred by Landlord in the performance of the Landlord Work, (c) any costs incurred by Landlord by reason of any breach of this Lease by Landlord (including any of Landlord’s representations and warranties contained herein), or the negligence or intentional misconduct of Landlord or its agents, invitees, representatives, employees, directors, officers, shareholders, Affiliates, consultants, independent contractors, successors and assigns (collectively, “Landlord Parties”), or any violation of Requirements by Landlord or any Landlord Party, (d) any costs incurred by Landlord in connection with the performance of its warranty obligations described in Article 2 hereof, (e) costs of repairs, restoration, replacements or other work occasioned by fire or other casualty or an insurable nature, or the exercise by governmental or quasi-governmental entities of the right of eminent domain, (f) interest and amortization of funds borrowed by Landlord, or rent under any ground lease or master lease entered into by Landlord, (g) costs, fines, penalties or fees incurred due to Landlord’s failure to make any payment when due (except as set forth in Section 5.02A(1)), (h) costs incurred for any items to the extent covered by any warranty, (i) the costs of items provided by Affiliates of Landlord to the extent that such costs exceed reasonable and customary charges for such services and Tenant acknowledges that the 1.5% management fee set forth above is reasonable, (j) costs in the nature of indemnification obligations of Landlord or any Landlord Party, (k) costs of complying with Landlord’s obligations under Section 7.05 hereof or any other costs or expenses incurred in connection with the remediation of any Hazardous Waste (including any cost or expense incurred in connection with any government investigation, order, proceeding or report with respect thereto), (l) leasing commissions, (m) costs and expenses (including court costs, attorneys’ fees and disbursements) related to or in connection with disputes with any holder of a mortgage or by or among any persons having an interest in the Landlord or the Premises, (n) costs incurred in connection with a sale, lease or transfer (including testamentary transfers) of all or any part of the Premises or any interest therein, or of any interest in Landlord, or in any person comprising, directly or indirectly, Landlord or in any person having an equity interest, directly or indirectly in Landlord, (o) the cost of any “tap fees” or one-time lump sum sewer or water connection fees for the Property payable in connection with the initial construction of the Property, (p) all costs and expenses (including utilities) payable directly by Tenant, (q) costs and expenses incurred by Landlord associated with the operation of the business of the legal entity or entities which constitute Landlord (as opposed to operation of the Premises), (r) property management fees in excess of 1.5% of the Base Monthly Rent owed Landlord, (s) Real Property Taxes, or (t) any other cost or expense which is not normal and customary operating expense in comparable buildings in the Las Vegas, Nevada metropolitan area. Tenant shall also pay as a part of Operating Costs (I) the expenses attributable to the Land and payable under that certain Reservation of Easements and Declaration of Restrictive Covenants For Fire Equipment and Other Facilities dated as of the date hereof and (II) Tenant’s share of the expenses attributable to the Land payable under that certain Reciprocal Grant of Easement with Covenants and Restrictions Affecting Land dated February 12, 2003 and recorded February 18, 2003 in Book 20030218 as Document No. 01839 in the official records of Clark County, Nevada (the “Existing Declaration”). Notwithstanding the foregoing:

                    1. To the extent that (x) Tenant shall fail to timely pay its share of any installment of Operating Costs as required under this Lease, (y) as a result thereof, Landlord fails to pay such Operating Costs when due, and (z) such failure by Landlord to pay such Operating Costs results in the imposition of fines, penalties or interest upon Landlord, then Landlord may include such fines, penalties and interest in “Operating Costs” for purposes hereof; provided, that, in such event, notwithstanding anything to the contrary contained in this Lease, Landlord shall not have the right to charge Tenant any additional late fee, interest, charge or similar expense with respect to Tenant’s failure to have timely paid such Operating Costs; and

                    2. Operating Costs may (to the extent includable in Operating Costs pursuant to the first sentence of this Section 5.02A, and not excluded from Operating Costs pursuant to any of clauses (b) through (t) of the second sentence of this Section 5.02A) include Capital Costs paid by Landlord during the Lease Term for any capital improvement, the installation of which is required to comply with any Laws first enacted and effective after the Lease Commencement Date. Any such Capital Costs included in Operating Costs shall be amortized on a level payment basis by Landlord over the useful life (for accounting and not tax purposes) of the applicable capital improvement or other capital item, together with interest on the unamortized amount of said cost at a rate per annum equal to the actual rate of interest and other borrowing costs and expenses if any (amortized over the life of the applicable loan and ratably allocated to the relevant amount being amortized) incurred by Landlord with respect to the cost of such capital item to the extent paid for directly through loan proceeds advanced by a third-party lender, if any, which is not an Affiliate of Landlord, pursuant to the terms of a bona fide loan.

                    B. [INTENTIONALLY OMITTED]

                    C. Landlord shall estimate at least ninety (90) days before the Lease Commencement Date (for the first full or partial calendar year’s Operating Costs due hereunder) and thereafter at least ninety (90) days after the commencement of each subsequent calendar year (for each such subsequent full or partial calendar year’s Operating Costs due hereunder), the amounts Tenant shall owe for Operating Costs for the applicable full or partial calendar year. Any such failure to estimate shall not prejudice Landlord’s rights to collect such amounts, and, until Landlord provides such estimate to Tenant, Tenant shall continue to pay the estimated amounts it paid prior to the previous calendar year. Tenant shall pay to Landlord on the first (1st) day of each month during such calendar year (or portion thereof) an amount equal to 1/12 of such estimate of Operating Costs for such year (or portion thereof). Landlord’s estimate of Operating Costs may be adjusted from time to time by Landlord within a calendar year, and any such adjustments of estimates within a calendar year shall be based on Landlord’s reasonable expectations. If any adjustment shows an increase in Tenant’s estimated payments for the current calendar year, Tenant shall pay the difference between the new and former estimates, for the period from January 1 of the current calendar year through the month in which such adjustment is sent. Tenant shall make such payments within forty-five (45) days after Landlord sends the adjusted estimate to Tenant. If any adjustment shows a decrease in Tenant’s estimated payments for the current calendar year, Tenant shall receive a credit for the difference between the new and former adjustments, for the period from January 1 of the current calendar year through the month in which such estimate is sent. Landlord shall credit such amount towards the next installment(s) of Rent due under this Lease. By April 1 of each calendar year (or as soon thereafter as is reasonably practicable under the circumstances, but in any event by June 1 of each year), Landlord shall provide a statement or statements (an “Operating Statement”) to Tenant signed by a financial officer or authorized representative of Landlord, showing: (a) the amount of actual Operating Costs identifying major categories therefor incurred for the prior calendar year, (b) the amount paid by Tenant toward Operating Costs during said year on an estimated basis, and (c) the amount of actual Real Property Taxes with respect to the applicable calendar year. Upon written request of Tenant, Landlord shall supply sufficient backup data, as may be reasonably requested by Tenant, to reasonably demonstrate to Tenant to its reasonable satisfaction the accuracy of such Operating Costs in accordance with the provisions of this Lease. Failure by Landlord to provide Tenant with an Operating Statement by April 1st of each year shall not constitute a waiver by Landlord of its right to collect Tenant’s share of Operating Costs or estimates for a particular calendar year, Landlord’s right to charge Tenant for such expenses in subsequent years is not waived. Any Operating Statement, once issued by Landlord, shall be binding on Landlord, except in case of manifest error of which Landlord notifies Tenant in writing no later than December 31 of the calendar year within which the applicable Operating Statement is delivered (or required to be delivered) to Tenant.

                    D. Subject to the provisions of this Paragraph 5.02D, Tenant shall have the right to inspect Landlord’s records with respect to Operating Costs (including insurance) and Real Property Taxes for any calendar year falling in whole or in part during the Lease Term during normal business hours upon reasonable notice and in a reasonable manner, at Tenant’s sole cost and expense, by providing notice of its intent to conduct such inspection not later than six (6) months after receipt of the Operating Statement for the applicable calendar year. Tenant’s audit rights shall be limited to Operating Costs (including insurance) and Real Property Taxes for the period covered in such Operating Statement. Within thirty (30) days after receipt of Tenant’s request to inspect Landlord’s books and records related to Operating Costs and Real Property Taxes, Landlord shall make such books and records available to Tenant at a mutually acceptable location at or in the reasonable vicinity of the Business Park, and Tenant shall commence its inspection within thirty (30) days after Landlord notifies Tenant that such books and records are available for Tenant to inspect. Failure by Tenant to request and commence an audit of Operating Costs or Real Property Taxes in accordance with the provisions of this Paragraph 5.02D, shall constitute Tenant’s approval of the Operating Costs and Real Property Taxes covered by such Operating Statement. In the event the results of the audit which are agreed upon by Landlord and Tenant disclose that Tenant has underpaid Operating Costs and/or Real Property Taxes, Tenant shall pay such difference as Additional Rent within thirty (30) days after such agreement. In the event the agreed upon results of the audit disclose that Tenant has overpaid Operating Costs and/or Real Property Taxes, Tenant shall receive a credit in the amount of such difference against the next succeeding installment(s) of Rent, or, if the Lease Term has expired, Landlord shall refund such amount within thirty (30) days after such agreement. If Landlord and Tenant fail to agree upon the results of the audit, the matter shall be submitted to arbitration. The arbitration shall take place in the general metropolitan area where the Property is located by a panel of three (3) arbitrators, one (1) of whom is an unaffiliated person selected by Landlord, the second is an unaffiliated person selected by Tenant and the third is selected by the two (2) designated arbitrators. Each party shall have fifteen (15) days after the notice of the intent to arbitrate to designate their arbitrator and the arbitrators selected shall have ten (10) days to designate the third arbitrator. A hearing and the resulting decision must take place within forty-five (45) days of the appointment of the third arbitrator. Notwithstanding anything to the contrary contained in the foregoing, if Tenant was overbilled for either of Real Property Taxes or Operating Costs by more than six percent (6%) thereof (considering each of Real Property Taxes and Operating Costs separately), then: (x) Tenant shall be given a new opportunity, with respect to the two (2) years preceding the calendar year with respect to which Tenant has audited Landlord’s books and records, to review the books and records for and take exception to the items of Real Property Taxes and/or Operating Costs (as the case may be) for which Tenant was overbilled to the extent that such Real Property Taxes and/or Operating Costs were not previously audited by Tenant, and Tenant shall only have sixty (60) days from the dates the books and records for the Operating Costs for such two (2) preceding years are again made available to Tenant within which to commence its review of such books and records; (y) Landlord shall pay the reasonable costs of Tenant’s accountant/auditor with respect to the applicable Operating Costs or Real Property Taxes, as the case may be; and (z) Landlord shall bear the entire cost of any arbitration described above relative to such Operating Costs or Real Property Taxes. If Tenant was overbilled for either of Real Property Taxes or Operating Costs as described above which Tenant elects to audit hereunder, but was not overbilled by more than six percent (6%) thereof, then each party shall pay the costs of any third party accountant/auditor that such party engaged in connection with such audit, each party shall pay the costs of the arbitrator selected by such party, and the costs of the third arbitrator shall be split equally between Tenant and Landlord. If Tenant was not overbilled for either Real Property Taxes or Operating Costs as described above which Tenant elects to audit hereunder, Tenant shall pay shall pay the costs of any third party accountant/auditor that either party engaged with respect to the applicable Operating Costs or Real Property Taxes, as the case may be, and Tenant shall bear the entire cost of any arbitration described above relative to such Operating Costs or Real Property Taxes. Any payment or reimbursement to be made by Landlord to Tenant pursuant to this Section 5.02D shall, if Tenant so requests in writing, be credited against the next installment(s) of Rent becoming due hereunder (rather than being paid to Tenant).

                    E. The terms of this Section 5.02 shall survive the termination of this Lease; provided, that in no event shall Landlord have the right to request or require any reconciliation or true-up of Operating Costs (or payment of any additional Operating Costs) after December 31 of the calendar year in which the Operating Statement disclosing the Operating Costs for the year in which this Lease expires or terminates is delivered (or required to be delivered) to Tenant.

     5.03 Taxes.

                    A. “Real Property Taxes” mean the following, to the extent allocable to the Property, and to the extent that the same accrue with respect to the Property during the Lease Term: (i) any real property tax, commercial rental tax, levy, charge, assessment, penalty or tax imposed by any taxing authority against the Property (except that all assessments shall be treated as payable over the longest permitted period for payment thereof but Tenant shall pay any interest component payable as a result of paying such assessments in installments); (ii) any tax or fee on Landlord’s right to receive, or the receipt of, rent or income from the Property or against Landlord’s business of leasing the Property (but only to the extent that such tax or fee is a substitute for real estate taxes allocable to the Property); provided that Rent received from Tenant shall be treated as the only rent and other income received by Landlord, (iii) any tax or charge for fire protection, streets, sidewalks, road maintenance, refuse or other services provided to the Property by any governmental agency; (iv) any charge or fee replacing, substituting for, or in addition to any tax previously included within the definition of Real Property Tax; and (v) the Landlord’s actual, reasonable cost of any tax protest relating to any of the above provided that such protest is done at the request or with the approval of Tenant. Real Property Taxes do not, however, include: (a) Landlord’s federal, state or local income, franchise, net worth, inheritance or estate taxes, (b) excess profits taxes, gift taxes, capital stock taxes, transfer taxes, mortgage or intangible taxes or fees, (c) fines, penalties and interest due to the delinquent payment by Landlord of any tax or assessment comprising Real Property Taxes, so long as Tenant timely (i.e., within any notice and cure periods applicable thereto) paid to Landlord its share of Real Property Taxes (subject to the terms of the next sentence), or (d) other taxes to the extent applicable to Landlord’s general or net income (as opposed to taxes specific to rents, receipts or income attributable to ownership of or operations solely at the Property), net worth or capital. To the extent that (x) Tenant shall fail to timely pay its share of any installment of Real Property Taxes (i.e., beyond any notice and cure periods applicable thereto) as required under this Lease, (y) as a result thereof, Landlord fails to pay such installment of Real Property Taxes when due, and (z) such failure by Landlord to pay such Real Property Taxes results in the imposition of fines, penalties or interest by the relevant taxing authority upon Landlord, then Landlord may include such fines, penalties and interest in “Real Property Taxes” for purposes hereof; provided, that, in such event, notwithstanding anything to the contrary contained in this Lease, Landlord shall not have the right to charge Tenant any additional late fee, interest, charge or similar expense with respect to Tenant’s failure to have timely paid such Real Property Taxes. For purposes of this Lease, “Real Property Taxes” for any calendar year or other period shall be deemed to be the Real Property Taxes which accrue with respect to such calendar year or other period, regardless of the time which such Real Property Taxes are paid or required to be paid (i.e., determined on an “accrual basis”). Landlord represents and warrants that the Property consists of its own independent tax parcels for purposes of Real Property Taxes, and that no property other than the Property is included in such tax parcels.

                    B. Tenant shall pay to Landlord the Real Property Taxes for the Lease Term. Notwithstanding the foregoing, Tenant shall have the right, at Tenant’s sole election, to pay any Real Property Taxes directly to the taxing authority assessing the same (rather than to Landlord), in which event Tenant shall, if Landlord so requests, provide Landlord with reasonable evidence that such Real Property Taxes have been paid. In the event that Tenant has paid to Landlord more than its share of such actual Real Property Taxes, the amount of such difference shall be credited against Tenant’s payment of Rent next due. If the Lease Term is expired then Landlord shall promptly refund any overpayment to Tenant. Landlord shall pay all Real Property Taxes (and all other taxes and assessments which are applicable to the Property) as and when due, without delinquency.

                    C. Personal Property Taxes: Tenant will pay all taxes charged against trade fixtures, furnishing, equipment or any other personal property belonging to Tenant in the Premises by the date that such taxes are due. Tenant will use reasonable efforts to cause its personal property taxes billed separately from the Property.

                    D. Landlord shall provide the bill for each installment of Real Property Taxes to Tenant at least forty-five (45) days prior to when due, or as soon thereafter as Landlord has received such bill. If Tenant receives such bill at least forty-five (45) days prior to when due, Tenant shall pay the tax bill at least thirty (30) days prior to when due, but in all cases, provided that Tenant has received the tax bill, Tenant shall pay the tax bill prior to when due. Tenant shall have the right to contest Real Property Taxes at its sole cost and expense, but in no event shall any Real Property Taxes be permitted to go delinquent or to tax foreclosure sale by reason of any such contest undertaken by Tenant. If requested in writing by Landlord, Tenant shall notify Landlord, within ten (10) Business Days after receipt of such request from Landlord, whether Tenant intends to contest any installment of Real Property Taxes, and if Tenant does not notify Landlord that Tenant intends to contest the same, Landlord shall have the right to contest the applicable Real Property Taxes. Landlord and Tenant shall use reasonable efforts to coordinate any tax contests.

                    E. If Real Property Taxes paid during any calendar year shall be refunded to Landlord in whole or in part for any reason whatsoever, then Landlord shall refund to Tenant the amount of such refund of such refund (allocated in the case of special assessments to the applicable portion of the Term of this Lease) within thirty (30) days after Landlord receives such refund, or, if during the Lease Term of this Lease, credit such refund to Tenant against the next installments of Rent becoming due hereunder. To the extent the final amount of Real Property Taxes is not known until after the Lease Term, Tenant shall pay any amount thereof owed to Landlord pursuant to this Section 5.03 within thirty (30) days after Tenant receives an invoice therefore from Landlord (subject to the terms of Section 5.03F below), or Landlord shall pay any amount thereof owed to Tenant pursuant to this Section 5.03 within thirty (30) days after Landlord received the applicable tax bill or bills (as applicable).

                    F. The terms of this Section 5.03 shall survive the termination of this Lease; provided, that in no event shall Landlord have the right to request or require any reconciliation or true-up of Real Property Taxes (or payment of any additional Real Property Taxes) more than six (6) calendar months after the date on which the Lease Term expires or sooner terminates.

     5.04 No Additional Rent Prior to Lease Commencement Date. Notwithstanding anything to the contrary contained herein, in no event shall Tenant have any duty or obligation to pay any Additional Rent for Real Property Taxes or Operating Costs, or any other amounts (except as expressly provided herein), with respect to any period prior to the Lease Commencement Date, notwithstanding any use or occupancy of the Premises or Property prior to the Lease Commencement Date.

     5.05 Landlord Estimates. Landlord currently estimates that the aggregate of the Operating Costs and Real Property Taxes for the Property for the first year of the Lease Term will be $0.054 per square foot of Rentable Area per month (approximately $0.015 per square foot of Rentable Area per month for Operating Costs and $0.039 per square foot of Rentable Area per month for Real Property Taxes). Attached as Exhibit “O” hereto is Landlord’s currently estimated budget for Operating Costs for said first year of the Lease Term. Such estimates shall be utilized for Tenant’s estimate of Operating Costs for the first full or partial calendar year’s Operating Costs in the event Landlord fails to provide Tenant with a new estimate pursuant to Section 5.02C above.

6. SECURITY DEPOSIT. [INTENTIONALLY OMITTED]

7. USE OF PREMISES: QUIET CONDUCT

     7.01 Generally; Compliance with Laws. The Premises may be used and occupied only for Tenant’s Permitted Use as shown in Section 1.05 and for no other purpose. Tenant will comply with all Laws and Requirements respecting all matters of occupancy, condition, use or maintenance of the Premises; provided, however, that Tenant shall not be responsible for taking any actions to comply with such Laws and Requirements to the extent that (1) such actions are required as a result of any negligence or intentional misconduct of Landlord or any Landlord Parties, or any breach or violation of this Lease by Landlord, (2) such Laws or Requirements require the performance of capital improvements based on changes or additions to Laws or Requirements which were not in effect as of the date of this Lease and relate to the use of the Premises generally for warehousing, storage, configuration, repair and distribution of products, training facilities or general office purposes (as opposed to Tenant’s specific use of the Premises), or (3) such Laws or Requirements relate to any portion of the Premises or Property which Landlord is responsible for maintaining or repairing under this Lease. Landlord shall comply with all Laws in performing its obligations under this Lease. Landlord shall also comply with all Laws respecting all matters of occupancy, condition, use or maintenance of the portions of the Premises and Property which Landlord is responsible for maintaining and repairing, as provided herein, and any such Laws or Requirements that require the performance of capital improvements based on changes or additions to Laws or Requirements which were not in effect as of the date of this Lease and relate to use of the Premises generally for warehousing, storage, configuration, repair and distribution of products, training facilities or general office purposes (as opposed to Tenant’s specific use of the Premises) provided, however, that Landlord shall not be responsible for taking any actions to comply with such Laws and Requirements to the extent that such actions are required as a result of any negligence or intentional misconduct of Tenant or any Tenant Parties, or any breach or violation of this Lease by Tenant. Tenant will not commit waste at the Property or Premises or cause the same to be used in a manner that would constitute a nuisance or menace. The keeping of a dog (other than seeing eye dogs or security dogs to the extent permitted by Laws and Requirements) or other animal on or about the Premises is expressly prohibited.

     7.02 Hazardous Waste. As used in this section, the term “Hazardous Waste” means:

                    A. Those substances defined as “hazardous substances,” “hazardous materials,” “toxic substances,” “regulated substances,” or “solid waste” in the Toxic Substance Control Act, 15 U.S.C. § 2601 et. seq., as now existing or hereafter amended (“TSCA”), the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. § 9601 et. seq., as now existing or hereafter amended (“CERCLA”), the Resource, Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et. seq., as now existing or hereafter amended (“RCRA”), the Federal Hazardous Substances Act, 15 U.S.C. § 1261 et. seq., as now existing or hereafter amended (“FHSA”), the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et. seq., as now existing or hereafter amended (“OSHA”), the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et. seq., as now existing or hereafter amended (“HMTA”), and the rules and regulations now in effect or promulgated hereafter pursuant to each law referenced above and shall also include the local corollaries of the above-referenced statutes, rules and regulations;

                    B. Those substances listed in the United States Department of Transportation table (49 CFR § 172.101 and amendments thereto) or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto); and

                    C. Such other substances, mixtures, materials and waste which are regulated under applicable Laws, or which are classified as hazardous or toxic under federal, state or local laws or regulations (all Laws referenced in paragraphs A, B and C above are collectively referred to as “Environmental Laws”).

     7.03 Tenant’s Covenants.

                    A. Except as provided below, Tenant will not, nor will Tenant allow any Tenant Party, during the Lease Term (or during any period of Early Occupancy), to manufacture, process, store, distribute, use, discharge or dispose of any Hazardous Waste in, under or on the Property (or any property adjacent thereto). Notwithstanding the foregoing, Landlord agrees Tenant may use and store on the Property: (i) Hazardous Waste contained in office supplies customarily used in connection with general office uses, (ii) batteries and other fuels necessary to operate its conveyors, fork lifts and other equipment and vehicles used in the conduct of its business at the Property, and/or (iii) Hazardous Waste used in connection with Tenant’s industrial use (including but not limited to in connection with storage, configuration, repair and distribution of products); provided that (in each case) Tenant complies with all Laws and Requirements at all times in connection with such Hazardous Waste. Further, without limiting the generality of the foregoing, Tenant may store in the Property from time to time goods being sold by Tenant which are in transport for delivery to their final destination (or being returned by any client or customer of Tenant), provided such storage is not in violation of any Law. The rights of Tenant under clause (iii) of this Section 7.03A shall only be applicable to the original tenant under this Lease, CDW Logistics, Inc., and its Affiliates.

                    B. Tenant shall notify Landlord promptly in the event of any spill or release of Hazardous Waste into, on, or onto the Property regardless of the source of spill or release, whenever Tenant knows that such a release occurred.

                    C. Tenant will not be involved in operations at the Property which would lead to the imposition on the Tenant or the Landlord of liability or the creation of a lien on the Property, under the Environmental Laws.

                    D. Tenant shall, upon twenty-four (24) hour prior notice by Landlord, permit Landlord or Landlord’s agent access to the Property to conduct an environmental site assessment with respect to the Property; provided, that such right shall not be exercised in a manner which unreasonably interferes with Tenant’s use and occupancy of the Property, and Tenant shall have the right to accompany Landlord or its agent in connection with any such entry.

     7.04 Indemnity. Tenant for itself, the Tenant Parties and their respective successors and assigns undertakes to protect, indemnify, save and defend Landlord, its employees, directors, officers, shareholders, Affiliates, successors and assigns (collectively the “Landlord Indemnitees”) harmless from any and all liability, loss, damage and expense, including reasonable attorneys’ fees, claims, suits and judgments (collectively, “Claims and Losses”) that Landlord or any other Landlord Indemnitee, may suffer as a result of, or with respect to:

                    A. The violation by Tenant or a Tenant Party (as hereinafter defined) of any Environmental Law at the Property, including the assertion of any lien thereunder and any suit brought or judgment rendered regardless of whether the action was commenced by a citizen (as authorized under the Environmental Laws) or by a government agency; and

                    B. To the extent caused by Tenant or a Tenant Party, any spill or release of or the presence of any Hazardous Waste brought upon the Property by Tenant or any Tenant Party.

     7.05 Landlord Warranty and Indemnity. Landlord will for itself, the Landlord Parties and their respective successors and assigns undertake to protect, indemnify, save and defend Tenant, its employees, directors, officers, shareholders, Affiliates, successors and assigns (collectively, the “Tenant Indemnitees”) harmless from any and all Claims and Losses that Tenant or any other Tenant Indemnitee may suffer as a result of or with respect to (i) any violation of Environmental Laws relating to the Property existing on the Lease Commencement Date except to the extent the same was caused by Tenant or any Tenant Indemnitee, (ii) the violation by Landlord or any Landlord Party of any Environmental Law, (iii) any spill or release of or the presence of any Hazardous Waste affecting the Property (whether or not the same originates or emanates from the Property or any contiguous real estate) except to the extent that both (x) the Hazardous Waste in question was brought upon the Property by Tenant or a Tenant Party, and (y) such spill, release or presence of Hazardous Waste was caused by Tenant or a Tenant Party, or (iv) all matters disclosed by that certain Phase I Environmental Site Assessment pertaining to the Property (as well as other real property) prepared by Black Eagle Consulting, Inc. for DP Partners dated April 16, 2002 (Project No. 0465-01-2) as updated January 25, 2005.

8. PARKING

     8.01 Tenant and the Tenant Parties have the exclusive right to park in the parking facilities located at the Property, as well as the exclusive right to use all roads, driveways and access ways at the Property.

9. UTILITIES

     9.01 Generally. During the Lease Term and, to the extent specified in Section 2.07C, above, the Early Occupancy Period, Tenant will be responsible for and shall pay for all water, gas, heat, light, power, sewer, electricity, or other services metered, chargeable to or provided to the Premises separate from and in addition to Operating Costs. As of the Lease Commencement Date, Landlord covenants and agrees that sanitary sewer, storm sewer, water, gas, electrical, conduits for fiber optic cables and phone lines (which conduits and lines shall be installed to the main point of demarcation within the telephone room in the Premises), shall be available for use at commercially reasonable points of service within the Premises (but nothing contained in this sentence shall be deemed to constitute a representation or warranty by Landlord that utility service will in fact be available to the Premises without interruption throughout the Lease Term).

     9.02 No Default. Except as set forth in Article 44 below, Landlord will not be liable or deemed in default to Tenant nor will there be any abatement of Rent for any interruption or reduction of utilities or services not caused by any act of Landlord or any act reasonably beyond Landlord’s control. Tenant agrees to comply with energy conservation programs required by Laws.

     9.03 Telephone. Tenant will contract and pay for all telephone and similar services for the Premises.

     9.04 Landlord Deliveries. Landlord will use commercially reasonable efforts to obtain and deliver the following to Tenant within sixty (60) days after Lease execution: written verification acceptable to Tenant that sufficient water service is available to the Premises in accordance with Tenant’s requirements. Tenant agrees to reasonably cooperate with Landlord in obtaining the foregoing items if Landlord so requests.

10. ALTERATIONS, MECHANIC’S LIENS. RETURN CONDITION

     10.01 Alterations Generally. Subject to the terms of this Article 10, Tenant shall have the right, without the consent of Landlord, to make any additions, changes, alterations or improvements (“Alterations”) in and to the Premises and Building or the Building systems and equipment pertaining to the Premises and Building. Without limiting the generality of the foregoing, it is specifically agreed that, Tenant’s right to perform alterations shall include, without limitation, the right (a) to install conduit, cabling and wiring within the Premises or within any shafts, conduits or risers running among the floors of the Premises, (b) to carpet, paint or decorate, (c) to reinforce floors and columns, (d) to make slab cuts for purpose of running risers, conduits and ducts, (e) to make beam cuts, (f) to install stone floors and/or raised floors, (g) to install additional toilets and other plumbing facilities, (h) to install, remove, relocate and/or replace dock equipment at the Property, and (i) to install, remove and relocate non-structural walls in the Premises (including any walls therein consisting of drywall or similar materials). Notwithstanding anything to the contrary in the foregoing, the following Alterations shall be performed by Tenant only with Landlord’s prior written consent: (i) any Alterations that would adversely affect the structure of the Premises; (ii) any Alterations that would materially and adversely affect the mechanical, electrical, plumbing, HVAC, life safety or other basic systems of the Premises; and (iii) any Alterations (other than signage) readily visible from the exterior of the Property. The alterations described in clauses (i), (ii) and (iii) of the preceding sentence are sometimes referred to herein as “Consent Alterations.”

     10.02 Consent Alterations Requirements. Landlord’s consent to any Consent Alterations shall be contingent upon Tenant providing Landlord with the following items or information, all subject to Landlord’s approval, not to be unreasonably withheld: (i) the identity of Tenant’s contractor, (ii) detailed plans and specifications for such work, and (iii) any other customary items reasonably requested by Landlord.

     10.03 Requirements for all Alterations. Before commencing any Alterations, Tenant shall obtain any building permits or other permits or licenses required under Laws therefor. Once the Alterations begin, Tenant will diligently and continuously pursue their completion. In connection with any Alterations performed by or on behalf of Tenant, Tenant shall provide Landlord with certificates of insurance by Tenant’s contractor for commercial general liability insurance with limits not less than $2,000,000 General Aggregate, $1,000,000 Products/Complete Operations Aggregate, $1,000,000 Personal & Advertising Injury, $1,000,000 Each Occurrence, $50,000 Fire Damage, $5,000 Medical Expense, $1,000,000 Auto Liability (Combined Single Limit, including Hired/Non-Owned Auto Liability), Workers Compensation, including Employer’s Liability, as required by state statute endorsed to show Landlord as an additional insured and for worker’s compensation as required.

     10.04 Installation of Personal Property. Notwithstanding anything to the contrary in this Article 10, Tenant may, without the consent of Landlord, install, remove and relocate trade fixtures, equipment, and machinery at the Premises and other portions of the Property Tenant has the right to use hereunder, in conformance with Laws, provided that such items will not (i) adversely affect the structure of the Premises, or (ii) materially and adversely affect the mechanical, electrical, plumbing, HVAC, life safety or other basic systems of the Premises.

     10.05 Liens. Tenant will pay all costs for Alterations performed by it and will keep the Premises and Property free from any liens arising out of work performed for, materials furnished to or obligation incurred by Tenant. Within thirty (30) days after written notice from Landlord (or such lesser time that may be necessary to keep the lien from being foreclosed), Tenant shall remove any such lien or encumbrance by bond or otherwise, or provide a title insurance endorsement (or other security (e.g., a letter of credit)) reasonably satisfactory to Landlord, and covering all costs of defense, in which case Tenant shall not be deemed to be in breach and shall have the right to contest in good faith or otherwise deal with such lien claims as Tenant deems best. If Tenant shall fail to do so, Landlord may, after delivery of notice to Tenant of Landlord’s intent so to act, bond over, insure over, or pay the amount necessary to remove such lien or encumbrance. In each case, the amount so paid shall be deemed Additional Rent under this Lease payable within thirty (30) days after Tenant’s receipt of an invoice therefor.

     10.06 No Alterations by Landlord. Other than the Landlord Work, and except in connection with the compliance by Landlord of its obligations under this Lease, Landlord will not make any Alterations in or to the Property or the building systems and equipment pertaining to the Property, without Tenant’s prior written consent.

     10.07 End of Lease Term; Return Condition. At the expiration of this Lease, Tenant shall surrender the Premises in broom-clean condition, and otherwise in substantially the same condition as they were in on the Lease Commencement Date, normal wear and tear, acts of Landlord and the Landlord Parties, and damage by reason of fire or other casualty excepted; provided, however that subject to the next succeeding proviso, Tenant shall have the right, upon the expiration or earlier termination of the Lease to either remove or leave in place any Alterations constructed or installed by Tenant at the Property (including, without limitation, any wiring or cabling installed by Tenant therein, provided, however, that Tenant shall have the obligation to remove any wires and cables to the extent Law or other Requirements require such items to be removed), at

Tenant’s sole election; and provided further, that Landlord shall have the right to require Tenant to remove any Alterations made by Tenant from the Premises prior to the end of the Lease Term which where not located in the Premises as of the Lease Commencement Date and which (i) are Consent Alterations, or (ii) cost in excess of $250,000 for Tenant to install in the Premises (collectively, “Removal Alterations”). Tenant may not remove any improvements (not including items such as Tenant’s racking, conveyor system, trade fixtures or personal property) that were in the Premises as of the Lease Commencement Date and such improvements shall be the property of the Landlord at the end of the Lease Term. Tenant shall have the right, from time to time during the Lease Term, to notify Landlord in writing that Tenant has installed (or plans to install) Removal Alterations, and to request that Landlord inform Tenant whether Landlord will require removal of such Removal Alterations from the Premises prior to the end of the Lease Term. If Landlord fails to notify Tenant in writing that Landlord will require that any such Removal Alterations be removed from the Premises within ten (10) Business Days after Tenant delivers such written notice to Landlord, then Landlord shall conclusively be deemed to have elected to have required Tenant to remove such Removal Alterations from the Premises prior to the end of the Lease Term. Notwithstanding anything to the contrary in the foregoing, nothing contained in this Section 10.07 shall be deemed to require Tenant to upgrade any equipment, systems or other facilities at the Property in connection with its return of the Premises to Landlord. Before surrendering the Premises, Tenant shall remove all of its personal property and trade fixtures from the Premises. If Tenant fails to remove its personal property and trade fixtures upon the expiration of this Lease the same shall be deemed abandoned and shall become the property of the Landlord and Tenant shall reimburse Landlord for Landlord’s reasonable cost of removal, storage and disposal of such items, if any, within thirty (30) days of receipt of written notice for the Landlord’s costs thereof. Upon the expiration of the Lease Term, Tenant shall deliver all keys to the Building to Landlord.

     10.08 No Fees. Tenant shall not be required to pay any fee of any kind to Landlord for profit, overhead, general conditions, or supervision with respect to any Alterations (including Consent Alterations), or to review or approve any plans or specifications set forth herein, except for Landlord’s reasonable, actual, out-of-pocket expenses for third party consultants’ (but not including attorneys’) review of plans and specifications for any Consent Alterations proposed by Tenant.

11. FIRE INSURANCE: HAZARDS AND LIABILITY INSURANCE

     11.01 Increases in Insurance. Except as expressly provided as Tenant’s Permitted Use, or as otherwise consented to by Landlord in writing, Tenant shall not do or permit anything to be done within or about the Premises which will increase the existing rate of insurance on the Property and shall, at its sole cost and expense, comply with any reasonable requirements, pertaining to the Premises, of any insurance organization insuring the Property and Property-related apparatus. Tenant agrees to pay to Landlord, as Additional Rent, any increases in premiums on policies resulting from Tenant’s Permitted Use or other use consented to by Landlord which increases Landlord’s premiums or requires extended coverage by Landlord to insure the Premises.

     11.02 Tenant’s Property Insurance. Tenant, at all times during Lease Term and at Tenant’s sole expense, will maintain a policy of standard fire and extended coverage insurance with “all risk” (or its then current equivalent) coverage on all Tenant’s Alterations in or about the Premises and on all personal property and equipment to the extent of at least ninety percent (90%) of their full replacement value. The proceeds from this policy will (unless this Lease shall be terminated pursuant to the terms hereof) be used by Tenant for the replacement of personal property and equipment and the restoration of Tenant’s Alterations. This policy will contain an express waiver, in favor of Landlord, of any right of subrogation by the insurer.

     11.03 Tenant’s Liability Insurance. Tenant, at all times during the term on this Lease and at Tenant’s sole expense, will maintain a policy of commercial general liability coverage with limits of not less than $2,000,000 combined single limit for bodily injury and property damage insuring against all liability of Tenant and its authorized representatives arising out of or in connection with Tenant’s use or occupancy of the Premises. During the Lease Term, Tenant shall also maintain (i) worker’s compensation insurance to the extent required by Law, together with employer’s liability limits of not less than ONE MILLION DOLLARS ($1,000,000.00) per occurrence; and (ii) automobile liability insurance insuring all owned, non-owned and hired automobiles with limits of not less than ONE MILLION DOLLARS ($1,000,000.00) for bodily injury and property damage.

     11.04 Insurance Requirements. All liability insurance carried by Tenant with respect to the Property will name Landlord and/or Landlord’s designated partners and affiliates as an additional insured, and will be primary to Landlord’s liability insurance and shall contain an excess coverage endorsement reasonably acceptable to Landlord. All insurance required to be provided by Tenant under this Lease will (a) be issued by an insurance company authorized to do business in the state in which the Premises are located and which has and maintains a rating of at least A/X in the Best’s Insurance Reports or the equivalent at the inception of the policy period, and (b) contain an endorsement requiring at least thirty (30) days prior written notice of cancellation to Landlord before cancellation or change in coverage, scope or limit of any policy. Except for any insurance obtained by Tenant pursuant to Section 11.06 hereof (which shall have deductibles reasonably acceptable to Landlord), any insurance required to be carried by Tenant hereunder may be subject to commercially reasonable deductibles (as reasonably determined by Tenant); provided, that Tenant shall be responsible for the payment of such deductibles (not including deductibles under insurance carried under Section 11.06 hereof, except to the extent provided in said Section 11.06). Tenant will deliver a certificate of insurance to Landlord prior to any use or occupancy of the Property or Premises by Tenant (including any Early Occupancy thereof) and will provide evidence of renewed insurance coverage at each anniversary, and prior to the expiration of any current policies; however, in no event will Tenant be allowed to occupy the Premises before providing adequate and acceptable proof of insurance as stated above. Landlord agrees that the insurance policies required to be maintained by Tenant hereunder may be “blanket” or “umbrella” policies maintained by Tenant and/or its Affiliates from time to time; provided that the coverage afforded and allocated thereunder, as it relates to the Premises, shall not be reduced or diminished or otherwise be different from that which would exist under a separate policy meeting all other requirements of this Lease.

     11.05 Landlord’s Insurance. Landlord agrees to purchase and keep in full force and effect during the Lease Term, casualty insurance under policies issued by insurers authorized to do business in the state in which the Premises are located and which maintain a rating in the Best’s Insurance Reports of at least A/X or the equivalent at the inception of the policy period, on the Building and other insurable improvements on the Land in amounts not less than the full replacement cost of the Building and such other improvements (above foundations) against fire and other such risks as may be included in standard forms of fire and extended coverage insurance available from time-to-time (which shall include rent loss insurance), together with a commercial general liability policy with respect to the Property providing coverage in the amount of Two Million Dollars ($2,000,000) and such other insurance as Landlord shall reasonably deem necessary or prudent. The cost of such insurance shall be considered an Operating Cost. Such property insurance required to be provided by Landlord will include an express waiver of subrogation by the insurer in favor of Tenant, and will release Tenant from any claims for damage to any person, to the Building, and to the Property, and to Landlord’s personal property, equipment, improvements and Alterations in or on the Building or the Property, caused by or resulting from risks which are to be insured against by Landlord under this Lease. Landlord will deliver a certificate of insurance to Tenant prior to the Lease Commencement Date and will provide evidence of renewed insurance coverage at each anniversary, and prior to the expiration of any current policies. All insurance required to be carried by Landlord hereunder shall contain an endorsement requiring at least thirty (30) days prior written notice of cancellation to Tenant before cancellation or change in coverage, scope or limit of any policy.

     11.06 Tenant’s Right to Obtain Landlord’s Insurance. Notwithstanding anything to the contrary contained in Section 11.05 above, Tenant shall have the right, but not the obligation, by providing written notice of such election to Landlord and any mortgagee of the Property of whom Tenant has been given written notice (and provided that Landlord’s mortgagee reasonably approves such election) at any time and/or from time to time during (or prior to) the Lease Term, to itself obtain and maintain (at its expense) the property and/or liability insurance then carried by Landlord pursuant to Section 11.05 above in lieu of Landlord, in which event Landlord shall, during the period that Tenant so elects to obtain and maintain such property and/or liability insurance, no longer maintain such property and/or liability insurance described in Section 11.05, and Landlord shall not have the right to charge Tenant the cost of such property and/or liability insurance as an Operating Cost hereunder. The insurance coverage that Landlord intends to carry as of the Lease Commencement Date, and which Tenant would be required to obtain if Tenant exercised its rights pursuant to this Section 11.06 at this time, is described on the insurance certificate attached hereto as Schedule I. In the event that Tenant so elects to obtain and maintain such property and/or liability insurance, Tenant shall cause Landlord, and any mortgagee or ground lessor of Landlord, if Landlord so requests in writing, as additional insureds and loss payees under such insurance policy(ies), as their interests may appear. Landlord and Tenant agree to reasonably cooperate with each other in order to coordinate the acquisition and maintenance of any such property and/or liability insurance by Tenant, which may include, without limitation, the execution of any required forms and applications and providing relevant information to Tenant’s insurance carrier. In addition, if Tenant so elects to obtain and maintain such property and/or liability insurance Tenant shall be required to obtain such other insurance or increases in coverage that Landlord or its lender reasonably deems prudent. In such event, Tenant shall also be solely responsible for any deductible in excess of what Landlord carried (as may be modified by Landlord as provided above).

12. INDEMNIFICATION AND WAIVER OF CLAIMS

     12.01 Waiver. Tenant waives all claims against Landlord for damage to any property in or about the Property, regardless of cause or time of occurrence, to the extent that such damage is covered by property insurance maintained by Tenant hereunder, or would be covered by the property insurance required to be carried by Tenant hereunder. Landlord waives all claims against Tenant for damage to any property in or about the Property, regardless of cause or time of occurrence to the extent that such damage is covered by property insurance maintained by Landlord hereunder (or by the property insurance carried by Tenant, if Tenant has elected to maintain property insurance in lieu of Landlord as provided in Section 11.06 above), or would be covered by the property insurance required to be carried by Landlord hereunder.

     12.02 Indemnity. Subject to the second sentence of Section 12.01 above and to Section 38.14 hereof, Tenant will defend, indemnify and hold Landlord and the other Landlord Indemnitees harmless from and against any and all Claims and Losses arising out of, connected with, or resulting from the negligence or intentional misconduct of Tenant or any Tenant Party, or any failure of Tenant to comply with the terms and conditions of this Lease; except to the extent, in all cases, that any such Claims and Losses result from the negligence or intentional misconduct of Landlord or any Landlord Party, or any breach of this Lease by Landlord. Subject to the first sentence of Section 12.01 above and the last sentence of Section 38.14 below, Landlord will defend, indemnify and hold Tenant and the other Tenant Indemnitees harmless from and against any and all Claims and Losses arising out of, connected with, or resulting from the negligence or intentional misconduct of Landlord or any Landlord Party, or any failure of Landlord to comply with the terms and conditions of this Lease; except to the extent, in all cases, that any such Claims and Losses result from the negligence or intentional misconduct of Tenant or any such Tenant Party, or any breach of this Lease by Tenant.

13. REPAIRS

     13.01 Tenant Repairs. Tenant shall, at its sole expense, keep and maintain the Premises and every part thereof (except for items that Landlord is responsible for maintaining, as provided herein), including interior windows, skylights, doors, plate glass, any store fronts and the interior of the Premises, in good and sanitary order, condition and repair, normal wear and tear and damage by reason of fire or other casualty excepted. Except for items that Landlord is responsible for maintaining as provided herein, Tenant will, also, at its sole cost keep and maintain all utilities, fixtures, plumbing and mechanical equipment used by Tenant and located within the Premises in good order and repair and furnish all expendables (light bulbs, paper goods, soaps, etc.) used in the Premises. Tenant will be responsible for routine, non-structural maintenance and repair of the roof, walls and slab of the Building, and the grounds, landscaping and parking lot at the Property except as set forth to the contrary on Exhibit Q. Tenant shall also be responsible for performing the obligations and obtaining the service contracts designated as Tenant’s responsibility on Exhibit Q attached hereto and made a part hereof. Notwithstanding the foregoing, Tenant shall not be responsible for any maintenance or repairs (I) caused by Landlord’s or any Landlord Party’s negligent errors or omissions or intentional misconduct (but rather Landlord shall, subject to Section 12.01, be responsible for such maintenance or repair), (II) as a result of the failure of Landlord to perform or observe any conditions or agreements contained in this Lease (but rather Landlord shall, subject to Section 12.01, be responsible for such maintenance or repair), or (III) required of Landlord pursuant to Section 13.03, but in addition to its obligations above Tenant shall, subject to Section 12.01, be responsible for any maintenance or repairs caused by Tenant’s or any Tenant Party’s negligent errors or omissions or intentional misconduct.

     13.02 Changes in Law; Landlord Self Help. If during the Lease Term, any repair or maintenance to the Premises is required as a result of a new Law (or change in an existing Law) that is enacted and first becomes effective after the Lease Commencement Date, Tenant, at its sole expense, shall promptly perform the same; provided, that Tenant shall not be required to perform such maintenance or repair to the extent that the cost thereof constitutes a Capital Cost (but rather, Landlord shall be responsible therefor, and in such case Landlord may, to the extent permitted under Section 5.02A hereof, charge the cost thereof to Tenant as an Operating Cost); and provided further, that Landlord shall not be responsible for performing any such maintenance or repair to the extent that the new (or newly modified) Law in question requires such maintenance and/or repair as a result of Tenant’s specific use of the Premises (as opposed to general use of the Premises for warehousing, storage, configuration, repair and distribution of products, training facilities or general office purposes), but rather Tenant shall be responsible therefor. If Tenant fails to perform any maintenance or repair required of it as and when required under this Lease, and such failure continues for thirty (30) days after notice from Landlord (provided, that in the event of an emergency or hazardous condition, Landlord shall only be required to provide such notice (prior or subsequent) as is reasonable under the circumstances), then Landlord shall have the right (but not the obligation) to perform such maintenance or repair on Tenant’s account, in which event Tenant will reimburse Landlord for the reasonable costs incurred by Landlord in connection therewith within thirty (30) days after Tenant’s receipt of an invoice therefor from Landlord.

     13.03 Landlord Repairs. Except to the extent such items are the responsibility of Tenant as set forth in Section 13.01, Landlord shall: (i) maintain in good condition, reasonable wear and tear excepted, and repair and replace if required by this Section 13.03 or the other provisions of this Lease, above, as necessary, extraordinary (as opposed to routine) and/or structural maintenance of the roof, exterior walls, slab, foundations, and structural components of the Building, (ii) be responsible for performing the obligations and obtaining the service contracts designated as Landlord’s responsibility on Exhibit Q attached hereto and made a part hereof, and (iii) be responsible, as between Landlord and Tenant, for maintaining and repairing the utility and plumbing systems at the Property to the actual points of service inside the Premises (collectively referred to herein as “Landlord Repairs”), except that Landlord shall not be responsible for any maintenance or repairs provided herein (I) caused by Tenant’s misuse of the Premises, or Tenant’s or any Tenant Party’s negligent errors or omissions or intentional misconduct, (II) as a result of the failure of Tenant to perform or observe any conditions or agreements contained in this Lease (but rather Tenant shall, subject to Section 12.01, be responsible for such maintenance or repair), or (III) required of Tenant pursuant to Section 13.01. The cost of Landlord Repairs shall be considered part of the Operating Costs as provided in Section 5.02A above (except as set forth in said Section 5.02A). Tenant agrees to provide Landlord written notice of any item requiring repair or replacement under this Section 13.03 and to provide Landlord a reasonable opportunity to commence and complete the same. Landlord shall cause Landlord Repairs to be performed with reasonable commercial diligence, and, except in the case of an emergency or hazardous condition, Landlord shall cause Landlord Repairs to be done outside of Tenant’s regular business hours if the performance thereof shall interfere with or disrupt the normal business activities of Tenant at the Property and Tenant shall reimburse Landlord for the reasonable incremental costs thereof. If Landlord fails to perform Landlord Repairs as and when required under this Lease, and such failure continues for thirty (30) days after notice from Tenant (provided, that in the event of an emergency or hazardous condition, Tenant shall only be required to provide such notice (prior or subsequent) as is reasonable under the circumstances), then Tenant shall have the right (but not the obligation) to perform such Landlord Repairs on Landlord’s account, in which event Landlord will reimburse Tenant for the reasonable costs incurred by Tenant in connection therewith within thirty (30) days after Landlord’s receipt of an invoice therefor from Tenant (failing which Tenant shall have (without limiting its other rights and remedies) the offset rights described in Section 30.02 of this Lease, as set forth in said Section 30.02).

     13.04 No Limitation. Nothing contained in this Article 13 shall in any way limit or otherwise affect: (i) Landlord’s obligation to perform the Landlord Work as required under this Lease, the Specifications and the Workletter, or (ii) Landlord’s warranty obligations set forth in Article 2 hereof.

     13.05 Not Applicable to Casualty. The terms of this Article 13 shall not apply to any loss or damage caused to the Property by reason of fire or other casualty, it being acknowledged that any such loss or damage is addressed in Article 17 below.

14. SIGNS, AND LANDSCAPING

     14.01 Landlord will have the right to approve material changes to the landscaping at the Property proposed by Tenant, and the right to approve the placement, size, and quality of signs to be installed by Tenant pursuant to Exhibit “F,” “Sign Criteria” (except as set forth in said Exhibit “F”). Landlord shall not permit any person or entity other than Tenant to install or place any signs on the Property during (or prior to) the Lease Term, without the prior written consent of Tenant.

15. ENTRY BY LANDLORD

     15.01 Tenant will permit Landlord and Landlord’s agents to enter the Premises at reasonable times for the purpose of inspecting the same, or for the purpose of performing Landlord Repairs (including the erection and maintenance of such scaffolding, canopies, fences and props as may be required therefor), or for the purpose of showing the Premises to prospective tenants during the last six months of the Lease Term and for showing the Premises to prospective purchasers, lenders and investors, without any rebate of rents and without any liability to Tenant for any loss of occupation or quiet enjoyment of the Premises thereby occasioned; all without interference to Tenant, and upon at least 48 hours advance notice to Tenant (except for any Landlord Repairs required as a result of an emergency or hazardous condition). Tenant shall have the right to accompany Landlord in connection with any entry into the Premises by Landlord.

16. ABANDONMENT. Intentionally omitted.

17. DESTRUCTION

     17.01 Termination Rights. In the case of total destruction of the Premises or Building, or damage or destruction to any portion thereof substantially interfering with Tenant’s use of the Premises, whether by fire or other casualty, Tenant shall have the right to terminate this Lease if the repair or reconstruction of such damaged portion of the Premises or Building would take longer than 165 days from the date on which such damage or destruction occurred to complete, as determined by a reputable, independent architect selected by Landlord (and reasonably acceptable to Tenant). Landlord shall cause such architect’s written determination to be delivered to Tenant as promptly as possible after the occurrence of such damage or destruction, but in no event later than forty-five (45) days after the occurrence of such damage or destruction. If Landlord provides such determination within such forty-five (45) day period, and such determination states that the damage or destruction in question can be repaired and restored within such 165 day period, and if Landlord proceeds to and does repair such damage within such 165 day period, this Lease shall not terminate, but shall continue in full force and effect, except that Tenant shall be entitled to a reduction in Rent in an amount equal to that proportion of the Rent which the number of square feet of Rentable Area in the unusable portion bears to the total number of square feet of Rentable Area in the Premises. Said reduction shall be prorated so that the Rent shall only be reduced for those days any given area is actually unusable. If this Lease is terminated pursuant to this Article 17, Rent shall be prorated as of the date of termination, and all rights and obligations hereunder shall cease and terminate (other than obligations which survive termination of this Lease). If Landlord fails to complete such repair and restoration work within such 165 day period (for reasons other than Unavoidable Delays), then Tenant shall again have the right to terminate this Lease by providing written notice thereof to Landlord, within sixty (60) days after the expiration of said 165 day period if the restoration has not occurred during such sixty (60) day period.

     17.02 Repair. If the Premises or Building (or other improvements on the Property) shall be damaged by fire or other casualty, and this Lease shall not be terminated as provided in Section 17.01 above, Landlord shall, at Landlord’s sole cost and expense, repair and restore the same as promptly as possible to substantially the condition existing prior to the casualty, except for modifications required by zoning and building codes and other Laws then in effect. Landlord shall not, however, be responsible for repairing or replacing any of Tenant’s Alterations, stock in trade, fixtures, furniture, furnishings, floor coverings or equipment.

     17.03 Insurance. All insurance proceeds payable under any property, fire, and/or rental insurance of Landlord shall be payable solely to Landlord and Tenant shall have no interest therein. Tenant shall in no case be entitled to compensation under Landlord’s insurance policies for damages on account of any annoyance or inconvenience in making repairs under any provision of this Lease. All insurance proceeds payable under any property, fire, and/or business interruption insurance policy of Tenant shall be payable solely to Tenant and Landlord shall have no interest therein; provided, that in the event that Tenant has elected to obtain and maintain the property insurance to be carried by Landlord under Section 11.05 hereof, as provided in Section 11.06 above, with respect to any portion of the Lease Term, then Landlord shall have the right, as an additional insured and loss payee as provided in such property insurance policy, to receive the proceeds thereof as permitted under such policy with respect to loss or damage occurring within such portion of the Lease Term that Tenant so maintains such property insurance (but, for clarity, such rights of Landlord shall not extend to any property insurance maintained by Tenant pursuant to Section 11.02 above), and Tenant shall make such assignment of rights or take such other reasonable action necessary to cause such proceeds to be paid to Landlord (or a mortgagee or ground lessor of Landlord, if so directed in writing by Landlord).

18. ASSIGNMENT, SUBLETTING AND TRANSFERS OF OWNERSHIP

     18.01 Generally. Tenant will not, without Landlord’s prior written consent which consent shall not be unreasonably withheld, assign, sell, mortgage, encumber, convey or otherwise transfer all or any part of Tenant’s leasehold estate, or permit the Premises to be occupied by anyone other than Tenant and the Tenant Parties or sublet the premises or any portion thereof (collectively called “Transfer”). Notwithstanding anything to the contrary contained herein, neither (i) the transfer of stock or other voting or ownership interests in Tenant, nor (ii) a Permitted Transfer (as hereinafter defined) shall constitute a “Transfer” for purposes hereof, and shall not require Landlord’s consent (or, in the case of clause (i), notice to Landlord). Tenant must supply Landlord with any and all documents deemed necessary by Landlord to evaluate any proposed Transfer at least thirty (30) days in advance of Tenant’s proposed Transfer date. Notwithstanding the foregoing, Tenant may, without the consent of Landlord undertake the following (each, a “Permitted Transfer”): (a) assign the lease to any Affiliate of Tenant, and/or (b) sublet and/or allow the use of space in the Premises to any Affiliate of Tenant, and/or any contractor, consultant, service provider joint venture partner or client of Tenant which is occupying space in the Premises for purposes related to the conduct of Tenant’s business therein. For purposes hereof, an “Affiliate” of any person or entity is a person or entity that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the first such person or entity. The word “control” means the power, directly or indirectly, by voting rights, contract or otherwise, to direct or cause the direction of the management or policies of a person or entity. Tenant shall provide Landlord with notice of a Permitted Transfer prior to or within thirty (30) days after the consummation thereof.

     18.02 Consent Standards. In considering whether or not to consent to a Transfer, Landlord may consider, among other things, whether or not: (a) in the reasonable judgment of Landlord the transferee is of a character or is engaged in a business which is not in keeping with the character of the Property; (b) the portion of the Premises subject to the transfer is not configured in a manner that would comply with Laws; or (c) Tenant is in Default under this Lease.

     18.03 Intentionally Omitted.

     18.04 Consent Not a Release. Any consent to any Transfer which may be given by Landlord, or the acceptance of any rent, charges or other consideration by Landlord from Tenant or any third party, will not constitute a waiver by Landlord of the provisions of this Lease or a release of Tenant from the full performance by it of the covenants stated herein; and any consent given by Landlord to any Transfer will not relieve Tenant (or any transferee of Tenant) from the above requirements for obtaining the written consent of Landlord to any subsequent Transfer.

     18.05 Default. If a monetary Default under this Lease should occur while the Premises or any part of the Premises are assigned, sublet or otherwise transferred, Landlord, in addition to any other remedies provided for within this Lease or by law, may at its option collect directly from the transferee all rent or other consideration becoming due to Tenant under the Transfer and apply these monies against any sums due to Landlord by Tenant; and Tenant authorizes and directs any transferee to make payments of rent or other consideration direct to Landlord upon receipt of notice from Landlord. No direct collection by Landlord from any transferee should be construed to constitute a novation or a release of Tenant or any guarantor of Tenant from the further performance of its obligations in connection with this Lease.

     18.06 Payment of Fees. In the event Tenant requests Landlord’s consent to a Transfer of Tenant’s interest in the leased Premises, Tenant agrees to pay Landlord all reasonable attorneys’ fees incurred by Landlord for any legal services for document review of any and all documents deemed necessary by Landlord and Tenant to assign, sublet or Transfer Tenant’s interest in the leased Premises; provided that the amount of such fees shall not exceed $1,000 for any single Transfer.

19. BREACH BY TENANT

     19.01 Tenant will be in “Default” under this Lease if at any time during the Lease Term (and regardless of the pendency of any bankruptcy, reorganization, receivership, insolvency or other proceedings in law, in equity or before any administrative tribunal which have or might have the effect of preventing Tenant from complying with the terms of this Lease):

                    A. Tenant fails to make payment of any installment of Base Monthly Rent or Additional Rent for Operating Costs or Real Property Taxes, when due, and such failure continues for five (5) Business Days after written notice thereof from Landlord; or

                    B. Tenant fails to make payment of any other amount of Rent due to Landlord hereunder when due, and such failure continues for ten (10) Business Days after written notice thereof from Landlord; or

                    C. Tenant fails to observe or perform any of its other covenants, agreements or obligations hereunder, and such failure is not cured within thirty (30) days after Landlord’s written notice to Tenant of such failure; provided, however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are required for performance, then Tenant will not be in Default if Tenant commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion; or

                    D. Tenant becomes insolvent, makes a transfer for the benefit of its creditors, is the subject of a bankruptcy petition, is adjudged bankrupt or insolvent in proceedings filed against Tenant (unless, in the case of a petition filed against Tenant, the same is dismissed within ninety (90) days), a receiver, trustee, or custodian is appointed for all or substantially all of Tenant’s assets where possession is not restored to Tenant within ninety (90) days, or performs any acts of bankruptcy or insolvency; unless, in any of the foregoing cases, Tenant causes all Rent to be paid as and when due under this Lease and no other Default under this Lease shall have occurred and be continuing.

20. REMEDIES OF LANDLORD

     20.01 Landlord shall use commercially reasonable efforts to mitigate its damages in the event of a Default by Tenant hereunder. No such mitigation of damages by Landlord shall constitute a waiver of any Default by Tenant hereunder, nor shall anything in this Section adversely affect Landlord’s right, as in this Lease elsewhere provided, to indemnification against liability for injury or damages to persons or property occurring prior to a termination of this Lease.

     20.02 All cure periods provided herein shall run concurrently with any periods provided at Law (but nothing contained in the foregoing shall be deemed to limit the notice and cure rights to which Tenant is entitled under this Lease).

     20.03 During the continuance of a Default, as designated herein above, in addition to any other rights or remedies provided for herein or at law or in equity, Landlord, at its sole option, shall have the following rights:

                    A. The right to declare the Lease Term ended and reenter the Premises and take possession thereof (with process of law), and to terminate all of the rights of Tenant in and to the Premises.

                    B. The right, without declaring the Lease Term ended, to reenter the Premises and to occupy the same (with process of law), or any portion thereof, for and on account of the Tenant as hereinafter provided, and Tenant shall be liable for and pay to Landlord on demand all such reasonable expenses as Landlord may have paid, assumed or incurred in recovering possession of the Premises, including reasonable costs, expenses, attorneys’ fees and expenditures placing the same in good order, and all other reasonable expenses, commissions and charges paid by the Landlord in connection with reletting the Premises (including but not limited to reasonable costs and expenses relating to the construction or installation of alterations and/or improvements to the Premises for warehouse, distribution and accessory office use). Any such reletting may be for the remainder of the term of this Lease or for a longer or shorter period. Such reletting shall be for such rent and on such other terms and conditions as Landlord, in its sole discretion, deems appropriate. Landlord may assume Tenant’s interest in any existing subleases to any tenant of the Premises, as Landlord may see fit, and Tenant shall have no right or authority whatsoever to collect any rent from such subtenants of the Premises. In any case, and whether or not the Premises or any part thereof is relet, Tenant, until the end of the Lease term shall be liable to Landlord for an amount equal to the amount due as Rent hereunder, less net proceeds, if any of any reletting effected for the account of Tenant. Landlord reserves the right to bring such actions for the recovery of any deficits remaining unpaid by the Tenant to the Landlord hereunder as Landlord may deem advisable from time to time without being obligated to await the end of the term of the Lease. Commencement of maintenance of one or more actions by the Landlord in this connection shall not bar the Landlord from bringing any subsequent actions for further accruals. In no event shall Tenant be entitled to any excess rent received by Landlord over and above that which Tenant is obligated to pay hereunder; or

                    C. The right, even though it may have relet all or any portion of the Premises in accordance with the provisions of subsection B above, to thereafter at any time elect to terminate this Lease for such Default on the part of the Tenant, and to terminate all the rights of Tenant in and to the Premises.

     20.04 Pursuant to the rights of re-entry provided above, Landlord may, in each case with process of law, remove all persons from the Premises and may, but shall not be obligated to, remove all property therefrom, and may, but shall not be obligated to, enforce any rights Landlord may have against said property or store the same in any public or private warehouse or any other reasonably secure location at the cost and for the account of Tenant or the owner or owners thereof. Tenant agrees to hold Landlord free and harmless from any liability whatsoever for the removal and/or storage of any such property, whether of Tenant or any third party whomsoever. Such action by the Landlord shall not be deemed to have terminated this Lease.

     20.05 In the event of a termination of this Lease by reason of a Default by Tenant, Landlord may recover from Tenant, in addition to any other remedies permitted at law or in equity (but subject to any limitations on such other remedies expressly set forth herein):

                    A. The worth, at the time of the award, of the unpaid Base Monthly Rents and Additional Rents which had been earned at the time this Lease is terminated.

                    B. The worth, at the time of the award, of the amount by which the unpaid Base Monthly Rents and Additional Rents which would have been earned after the date of termination of this Lease until the time of award exceeds the amount of the loss of rents that Tenant proves could be reasonably avoided;

                    C. The present value of any unpaid Rent which would have accrued after the time of award during the balance of the Lease Term, less the present value of the then current market rental value of the Premises for such period, after deduction from the said current market rental value of the Premises, a pro-rata portion of which amount shall be due and payable in equal monthly installments commencing on the first day of the month immediately following the termination of this Lease, and continuing for the balance of the then current Lease Term (it being agreed that the Rent due hereunder shall not be subject to acceleration by Landlord). Present value shall be computed on the basis of a discount rate equal to the then-current yield on United States Treasury obligations at the time of such computation as reported in the Wall Street Journal or similar financial publication having a maturity approximately equal to the remainder of the Term as reasonably determined by Landlord; provided, if no such obligations of such maturity exist, then such discount rate shall be reasonably selected by Landlord; and

                    D. Any other amount, and court costs, necessary to compensate Landlord for all reasonable costs incurred as a result of such Default (including, but not limited to, any reasonable costs and expenses relating to the construction or installation of alterations and/or improvements to the Premises in connection with any reletting of the Premises for warehouse, distribution and accessory office use). Such costs may include, without limitation (subject to the parenthetical at the end of the immediately preceding sentence), (i) reasonable expenses for cleaning, repairing or restoring the Premises, (ii) reasonable brokers’ fees and commissions, advertising costs and other reasonable expenses of reletting the Premises, (iii) reasonable costs of carrying the Premises such as taxes, insurance premiums, utilities and security precautions, (iv) reasonable expenses of retaking possession of the Premises, and (v) reasonable attorneys’ fees and court costs.

     20.06 In any action brought by the Landlord to enforce any of its rights under or arising from this Lease during the continuance of a Default by Tenant, Landlord shall be entitled to receive its reasonable costs and legal expenses including reasonable attorneys’ fees, but only to the extent that Landlord prevails in the determination that any such Default by Tenant shall in fact have occurred.

     20.07 The waiver by Landlord of any Default of Tenant hereunder shall not be a waiver of any preceding or subsequent breach of the same or any other term. Acceptance of any Rent payment shall not be construed to be a waiver of the Landlord of any preceding breach of the Tenant.

     20.08 Any amounts owed by Tenant under the terms of this Lease which are not paid when due, and remain unpaid after ten (10) Business Days written notice from Landlord that the same are past due, shall bear interest at the Default Rate (unless otherwise stated herein).

     20.09 Notwithstanding anything to the contrary contained in this Lease, Landlord does hereby fully and forever waive and release any and all rights and interests (whether previously or now existing, or arising in the future) in and to any lien (whether possessory, statutory or otherwise, and including any rights of levy or distraint for rent) on, against or with respect to any assets, trade fixtures, equipment or other property of Tenant and/or any other person or entity which may, from time to time, have any such assets, trade fixtures, equipment or other property located at the Property. Landlord agrees that it will, from time to time upon Tenant’s request, execute and deliver to Tenant such documents and instruments as Tenant may reasonably request in order to confirm that Landlord has no lien or lien rights with respect to any such assets, trade fixtures, equipment or other property of Tenant (or of any such other person or entity described in the preceding sentence).

     20.10 Landlord shall have the right (but shall not be required) to perform any obligation that Tenant fails to perform under this Lease after thirty (30) days written notice from Landlord; provided, however, that if the nature of Tenant’s obligation is such that more than thirty (30) days are required for performance, then Landlord will not have the right to perform such obligation of Tenant if Tenant commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion; and provided further that in the event that any failure of Tenant to perform its obligations hereunder would result in an emergency or failure of Tenant to obtain and maintain the insurance required of Tenant pursuant to this Lease, then Landlord shall only be required to provide such notice thereof to Tenant as is practical under the circumstances prior to performing such obligation of Tenant. Tenant shall reimburse Landlord for any reasonable, out-of-pocket costs incurred by Landlord pursuant to the preceding sentence as Additional Rent within thirty (30) days after receipt of written notice thereof.

21. SURRENDER OF LEASE NOT MERGER

     21.01 The voluntary or other surrender of this Lease by Tenant, or mutual cancellation thereof, will not work a merger and will, at the option of Landlord, terminate all or any existing Transfers, or may, at the option of Landlord, operate as an assignment to it of any or all of such Transfers.

22. ATTORNEYS FEES/COLLECTION CHARGES. Intentionally omitted.

23. CONDEMNATION

     23.01 If (x) any portion of the Rentable Area of the Premises, (y) any other portion of the Property that materially and adversely interferes with Tenant’s use and occupancy of the Property (including, without limitation, the flow of traffic within the Property and/or the security of the Property), or (z) all reasonable means of access to or from the Property, is taken for any public or quasi-public purpose by any lawful government power or authority, by exercise of the right of appropriation, reverse condemnation, condemnation or eminent domain, or sold to prevent such taking, Tenant may at its option terminate this Lease by notifying Landlord of such election in writing within twenty (20) days after such taking. If twenty-five (25%) or more of the Rentable Area of the Premises is so taken, then Landlord shall also have the right to terminate this Lease by notifying Tenant of such election in writing within twenty (20) days after such taking. Tenant will not because of such taking assert any claim against the Landlord or the taking authority for any compensation because of such taking, and Landlord will be entitled to receive the entire amount of any award without deduction for any estate of interest of Tenant; provided, that Tenant shall have the right to file any claim available to Tenant under applicable Law for any taking of any leasehold improvements paid for by Tenant (which may include any improvements paid for from any allowance provided by Landlord (including the Discretionary Allowance), but only to the extent that the amount of such allowance provided by Landlord and used to pay for such improvements shall have been amortized pursuant to Tenant’s payment of Rent hereunder) and of any trade fixtures and personal property of Tenant (or any other person or entity for whom Tenant is storing any such trade fixtures or personal property), for interruption in Tenant’s business, and/or for moving and relocation expenses, fees of consultants, brokers, attorneys and other professionals incurred by Tenant in connection with moving to another location; and provided, further, that Tenant’s award for such improvements when compared to Landlord’s award for its recovery for its investment in the Land, the Building or otherwise under this Lease shall not be in excess of the ratio that the cost of Tenant’s improvements as set forth above exceeds Landlord’s investment as described above. If this Lease is not terminated in connection with any such taking or condemnation, Landlord will promptly proceed to restore the Premises to substantially its same condition prior to such taking or condemnation, allowing for any reasonable effects of such taking, and a proportionate abatement based on the loss of square footage will be made to Tenant for the Rent corresponding to the time during which, and to the part of the Premises, which, Tenant is deprived on account of such taking and restoration.

24. RULES AND REGULATIONS

     24.01 Tenant will faithfully observe and comply with the Rules and Regulations attached as Exhibit “D” hereto promulgated by Landlord for the Property, and Landlord reserves the right to reasonably modify and amend them, provided that no such amendment or modification shall adversely affect Tenant’s use or occupancy of the Premises, or be inconsistent with Tenant’s rights under this Lease.

25. ESTOPPEL CERTIFICATE

     25.01 Tenant Estoppel. Tenant will execute and deliver to Landlord, within ten (10) Business Days of Landlord’s written demand, a statement in writing certifying that this Lease is in full force and effect, and that the Base Monthly Rent and Additional Rent payable hereunder is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and the date to which rent and other charges are paid, if any, and acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder or specifying such defaults if they are claimed and such other matters as Landlord may reasonably request. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises. In no event shall Tenant be required to execute or deliver any such statement which would modify or amend any of the terms or provisions of this Lease.

     25.02 Landlord Estoppel. Landlord will execute and deliver to Tenant, within ten (10) Business Days of Tenant’s written demand, a statement in writing certifying that this Lease is in full force and effect, and that the Base Monthly Rent and Additional Rent payable hereunder is unmodified and in full force and effect (or, if modified, stating the nature of such modification) and the date to which rent and other charges are paid, if any, and acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of Tenant hereunder or specifying such defaults if they are claimed and such other matters as Tenant may reasonably request. In no event shall Landlord be required to execute or deliver any such statement which would modify or amend any of the terms or provisions of this Lease.

26. SALE BY LANDLORD

     26.01 In the event of a sale or conveyance by Landlord of the Property the same shall, provided that the purchaser or buyer agrees in writing to assume all of Landlord’s obligations and liabilities hereunder, operate to release Landlord from any liability upon any of the covenants or conditions, expressed or implied, herein contained in favor of Tenant, and in such event Tenant agrees to look solely to the responsibility of the successor in interest of Landlord in and to this Lease. This Lease will not be affected by any such sale, and Tenant agrees to attorn to the purchaser or assignee. Notwithstanding anything to the contrary contained in this Lease, in no event will Landlord sell, transfer or convey the Premises or Property prior to the completion of the Landlord Work.

27. NOTICES

     27.01 All notices, statements, demands, requests, consents, approvals, authorizations, offers, agreements, appointments, or designations under this Lease by either party to the other will be in writing and will be considered sufficiently given and served upon the other party if sent by certified or registered mail, return receipt requested, postage prepaid, delivered personally, or by a national overnight delivery service and addressed as indicated in Sections 1.03 and 1.04. All notices shall be effective upon receipt (or refusal of receipt) thereof. Any party may change its address for notices (or add or subtract addresses for notices) under this Lease from time to time by written notice thereof given to the other party as above provided.

28. WAIVER

     28.01 The failure of either party to insist in any one or more cases upon the strict performance of any term, covenant or condition of the Lease will not be construed as a waiver of a subsequent breach of the same or any other covenant, term or condition; nor shall any delay or omission by either party to seek a remedy for any breach of this Lease be deemed a waiver by such party of its remedies or rights with respect to such a breach.

29. HOLDOVER

     29.01 If Tenant does not surrender the Premises to Landlord at the expiration date of the Lease Term, such continuance of possession by Tenant will be deemed to be a month-to-month tenancy at the sufferance of Landlord terminable on thirty (30) day notice at any time by either party. All provisions of this Lease, except those pertaining to term and rent, will apply to the month-to-month tenancy. Tenant will pay a new Base Monthly Rent in an amount equal to one hundred fifty percent (150%) of the Base Monthly Rent payable for the last full calendar month during the regular term of this Lease.

30. DEFAULT OF LANDLORD/LIMITATION OF LIABILITY

     30.01 Generally. In the event of any default by Landlord hereunder, Tenant agrees to give notice of such default to Landlord at Landlord’s Notice Address as stated in Section 1.04 and to provide Landlord: (i) ten (10) Business Days to cure such default, in the case of a monetary default by Landlord, or (ii) thirty (30) days to cure such default, in the case of a non-monetary default by Landlord; provided, however, that if the nature of such non-monetary default is such that more than thirty (30) days are required to cure the same, then Landlord will not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion. In the event of any actual or alleged failure, breach or default hereunder by Landlord, Tenant’s sole and exclusive remedy will be against Landlord’s interest in the Property and the rents, issues, profits and proceeds thereof, and no directors, officers, employees and any partner of Landlord will be sued, be subject to service or process, or have a judgment obtained against him in connection with any alleged breach or default, and no writ of execution will be levied against the assets of any partner, shareholder or officer of Landlord; provided, however, that the foregoing terms of this sentence shall not apply to Landlord’s obligation to pay any Slab Late Fees, Final Delay Fees,

Discretionary Allowance, or Governmental Change Fees. The covenants and agreements are enforceable by Landlord and also by any partner, shareholder or officer of Landlord.

     30.02 Set Off Rights. Any amounts payable by Landlord to Tenant under this Lease (including the Workletter) which are not paid within ten (10) Business Days after the same are due shall accrue interest at the Default Rate from the date the same were originally due until payment is received by Tenant. Landlord and Tenant further agree that in the event that Landlord fails to pay any amount required to be paid by Landlord to Tenant pursuant to this Lease or the Workletter within ten (10) Business Days after the date the same is due, then Tenant shall have the right to give Landlord a second written notice (an “Offset Exercise Notice”) requesting payment of such costs, and, in the event that Landlord fails to fully pay such costs within five (5) Business Days after such Offset Exercise Notice is provided to Landlord, any such unpaid amounts, together with all accrued and unpaid interest thereon, may be offset against the next installment of Base Monthly Rent then due Landlord hereunder (in order of payment) until all such unpaid amounts and interest thereon have been either fully offset or paid by Landlord in full; provided, that the amount of Base Monthly Rent which Tenant offsets under this Section 30.02 with respect to any calendar month during the Lease Term shall not exceed fifty percent (50%) of the Base Monthly Rent due with respect to such calendar month. For example (but without limitation), if the amount that Tenant is entitled to offset against amounts due to Landlord under this Section 30.02 is $200,000, and the Base Monthly Rent due under the Lease is $200,000 per month, then, Tenant will be permitted to offset $100,000 in the first month in which Tenant’s offset rights hereunder arise, and $100,000 in the next month (rather than the full $200,000 in the first such month). In the event that, as of any date that Tenant exercises its offset rights as provided in this Section 30.02, the aggregate Base Monthly Rent due from Tenant to Landlord for the balance of the then Lease Term would be insufficient for Tenant to fully recover, in the form of offset Base Monthly Rent, the amount owed by Landlord to Tenant, then Tenant shall have the right (but not the obligation), by written notice to Landlord, to extend the Lease Term (at the same Rent and upon the same other terms that are in effect as of the last day of the then current Term) for such period as is sufficient for Tenant to fully recover such amount in the form of offset Base Monthly Rent. The terms of this Section 30.02 shall be binding upon any purchaser or transferee of Landlord’s interest in this Lease, regardless of whether the same relate to matters occurring prior to such purchase or transfer, and upon any mortgagee, trustee and beneficiary under a deed of trust or ground lessor of Landlord, regardless of whether the same relate to matters occurring prior to the date of the mortgage, deed of trust or ground lease (as applicable) thereof, or prior to the date of the exercise or enforcement of any rights or remedies thereunder or in any way relating thereto (including any foreclosure or deed in lieu of foreclosure).

     30.03 No Waiver. The waiver by Tenant of any breach or default by Landlord hereunder shall not be a waiver of any preceding or subsequent breach or default of the same or any other term. Acceptance of any payment by Tenant from Landlord shall not be construed to be a waiver of the Tenant of any preceding breach or default of the Landlord.

31. SUBORDINATION

     31.01 At the election of Landlord or any mortgagee with a lien on the Property or any ground lessor with respect to the Property, and provided that Landlord and such mortgagee or ground lessor (as applicable) shall execute and deliver to Tenant a subordination and non-disturbance agreement in the form of Exhibit “H” hereto (“SNDA”), this Lease will be subject and subordinate at all times to (i) the ground lease or underlying lease of such ground lessor (whether now existing or hereafter executed), and/or (ii) the lien of the mortgage or deed of trust of such mortgagee (whether now existing or hereafter executed). In the event that any ground lease or underlying lease terminates for any reason or any mortgage or deed of trust is foreclosed or a conveyance in lieu of foreclosure is made for any reason, Tenant will, notwithstanding any subordination, attorn to and become the tenant of the successor in interest to Landlord, provided that such successor in interest has executed an SNDA. Tenant covenants and agrees to execute and deliver to Landlord an SNDA if requested by Landlord or its ground lessor, mortgagee or beneficiary under a deed of trust. Landlord represents and warrants that there is no mortgage, deed of trust or ground lease affecting the Property as of the date hereof.

32. DEPOSIT AGREEMENT. Intentionally Omitted.

33. GOVERNING LAW

     33.01 This Lease is governed by and construed in accordance with the laws of the State of Nevada, and venue of any suit will be in the county where the Premises are located.

34. NEGOTIATED TERMS

     34.01 This Lease is the result of the negotiations of the parties and has been agreed to by both Landlord and Tenant after prolonged discussion.

35. SEVERABILITY

     35.01 If any provision of this Lease is found to be unenforceable, all other provisions shall remain in full force and effect.

36. BROKERS

     36.01 Each party represents and warrants to the other that it has had no dealings with any broker or agent in connection with this Lease, except CB Richard Ellis (“Broker”). Landlord covenants to pay, hold harmless and indemnify Tenant from and against any and all Claims and Losses for any compensation, commissions and charges claimed by Broker pursuant to a separate agreement. Such separate agreement may provide that Landlord has further obligations to Broker for future events that would entitle Broker to additional compensation. Each party agrees to hold harmless and indemnify the other from and against any and all Claims and Losses from any breach by the indemnifying party of the representation and warranty set forth in the first sentence of this Section 36.01.

37. QUIET POSSESSION

     37.01 Tenant, provided it is not in Default hereunder, may quietly have, hold and enjoy the Premises during the Term of this Lease (and any Early Occupancy Period) without disturbance from Landlord or from any other person claiming by, through or under Landlord.

38. MISCELLANEOUS PROVISIONS

     38.01 Multiple Parties. Whenever the singular number is used in this Lease and when required by the context, the same will include the plural, and the masculine gender will include the feminine and neuter genders, and the word “person” will include corporation, firm, partnership, or association. If there is more than one Tenant, the obligations imposed upon Tenant under this Lease will be joint and several.

     38.02 Captions. The headings or titles to paragraphs of this Lease are not a part of this Lease and will have no effect upon the construction or interpretation of any part of this Lease.

     38.03 Entire Agreement. This instrument, including the exhibits and attachments hereto, contains all of the agreements and conditions made between the parties to this Lease. Tenant acknowledges that, except as set forth in this Lease (including the exhibits and attachments hereto) neither Landlord nor Landlord’s agents have made any representation or warranty as to the suitability of the Premises to the conduct of Tenant’s business. Any agreements, warranties or representations not expressly contained herein will in no way bind either Landlord or Tenant, and Landlord and Tenant expressly waive all claims for damages by reason of any statement, representation, warranty, promise or agreement, if any, not contained in this Lease.

     38.04 Time. Time is of the essence of each term and provision of this Lease.

     38.05 Payments. Except as otherwise expressly stated, each payment required to be made by Tenant is in addition to and not in substitution for other payments to be made by Tenant.

     38.06 Successors Bound. Subject to Articles 18 and 26, the terms and provisions of this Lease are binding upon and inure to the benefit of the heirs, executors, administrators, successors and assigns of Landlord and Tenant.

     38.07 Interpretational Rule. For purposes of this Lease, whenever the words “include,” “includes,” “including,” “e.g.,” or “for example” are used, they shall be deemed to be followed by the words “without limitation” (to the extent that such words do not, in fact, so follow).

     38.08 Press Releases. Landlord shall not issue or release any public notice, statement and/or press release or make any public comment concerning this Lease (including Landlord’s and Tenant’s negotiation and execution of this Lease or the individuals involved in the negotiation and execution of this Lease) until after Tenant has made a formal press release that Tenant has executed the Lease and without the prior written approval of Tenant (but nothing contained in the foregoing shall be construed to prohibit Landlord from making or issuing public statements merely to the effect that Tenant is the tenant of the Premises without providing further detail at any time after Tenant makes any such press release).

     38.09 Intentionally omitted.

     38.10 Intentionally omitted.

     38.11 Unavoidable Delay.

                    A. Generally. Whenever a day is appointed herein on which, or a period of time is appointed in which, either party is required to do or complete any act, matter or thing, the time for the doing or completion thereof shall be extended by a period of time equal to the number of days on or during which such party is prevented from, or is reasonably interfered with, the doing or completion of such act, matter or thing because of strikes, lockouts, labor disputes, civil commotion, war, warlike operation or conditions, sabotage, legal requirements, governmental actions, inactions, regulations or control (but excluding any delays in obtaining permits or approvals prior to the Lease Commencement Date), fire or other casualty, shortages or inability to obtain materials or equipment, or to obtain fuel or energy, adverse weather conditions or other acts of God, or other causes beyond such party’s reasonable control (financial inability excepted) (“Unavoidable Delays”); provided, however, that nothing contained herein shall: (i) excuse either party hereto from payment of any amount or charge required of it hereunder, or (ii) apply to the terms of Sections 1.06, 2.02, 2.07 (except as set forth therein), 2.08 (except as set forth therein), 3.04B (except as set forth in Section 2.07), or Article 44 hereof, or the Workletter attached hereto.

                    B. Notice of Unavoidable Delay; Mitigation. It shall be a condition of a party’s right to claim delay by Unavoidable Delay that that party seeking to be excused from performing (the “Excused Party”) notify the other party in writing thereof. If such notice of the Excused Party is given within five (5) Business Days after the Excused Party has actual knowledge of a delay by Unavoidable Delay, then such delay shall relate back to the actual commencement of such delay; but if the Excused Party fails to notify the other party of any such delay within the foregoing five (5) Business Day period, then the delay shall be deemed to commence upon the date of any such notification. The Excused Party shall also provide written notice of the estimated length of any applicable delay as promptly as is reasonably practicable after its determination of the estimated length of delay. In each and every case of delay, the Excused Party shall take reasonable measures to mitigate, and shall use commercially reasonable efforts to cause its contractors (if applicable) to mitigate, the extent of delay caused by any delay (which shall, if the other party so requests, include the use of overtime labor), except, however, that to the extent that the Excused Party would be required to bear any additional costs (which may include the use of overtime labor, if necessary) in order to mitigate such delay or costs, the Excused Party shall be obligated to take such measures only if the other party has agreed in advance, in a form reasonably acceptable to the Excused Party, to pay such additional costs. If the parties cannot agree as to the extent of actual delay caused by Unavoidable Delay, then either party may submit the issue for resolution pursuant to the Workletter Dispute Procedures described in Section 7 of the Workletter.

     38.12 Certain Prohibited Uses. Notwithstanding anything to the contrary set forth in this Lease, (i) no slot machine or other gambling game shall be permitted on the Premises without the prior written consent of Landlord, (ii) the Premises shall not be used for any “adult bookstore” or “adult motion picture theater” as said terms are defined in NRS 278.0221, or any similar use, notwithstanding any local zoning codes or ordinances or any other provisions of law to the contrary permitting such use, and (iii) Tenant will not conduct or permit to be conducted any sale by auction on the Premises.

     38.13 Counterparts. This Lease may be executed in any number of counterparts, each of which shall constitute an original hereof, and all of which, taken together, shall constitute one and the same agreement.

     38.14 No Consequential Damages. Notwithstanding anything to the contrary contained in this Lease, in no event shall either party hereto be liable for, and each party, on behalf of itself and (in the case of Tenant) the Tenant Parties and Tenant Indemnitees, and (in the case of Landlord) the Landlord Parties and Landlord Indemnitees, and their respective successors and assigns, hereby waives any claim against the other (and the other’s Affiliates) for, any consequential or punitive damages (including loss of profits or business opportunity) arising under or in connection with this Lease; provided, that the terms of this sentence shall not be deemed or construed to limit: (x) Tenant’s right to receive any Slab Late Fees, Final Delay Fees, or Governmental Change Fees from Landlord, as provided in this Lease, or (y) Landlord’s right to receive the Base Monthly Rent, Real Property Taxes and Operating Costs from Tenant, as provided in this Lease.

39. CHANGE ORDERS. Intentionally omitted.

40. SPECIAL PROVISIONS

     40.01 Special provisions of this Lease number 41 through 46 and Exhibits “A-1”, “A-2”, “B”, “C”, “D”, “E”, “F”, “G”, “H”, “I-1”, “I-2”, “J-1”, “J-2”, “K”, “L”, “M”, “N”, “O”, “P”, “Q” and Schedule 1 are attached hereto and made a part hereof.

41. OPTIONS TO EXTEND LEASE TERM.

     41.01 Generally. Tenant is hereby granted four (4) options (the “Extension Options”) to extend the Lease Term for additional terms of five (5) years each, (the “First Extension Term,” the “Second Extension Term,” the “Third Extension Term” and the “Fourth Extension Term” respectively, and collectively, “Extension Terms”), each beginning on the day after the expiration of the Initial Lease Term or subsequent Extension Term, as the case may be, and expiring on the date that is immediately prior to the fifth (5th) anniversary thereof (unless terminated sooner pursuant to any other terms or provisions of the Lease), on all of the same terms and conditions as set forth in the Lease, but at an adjusted Base Monthly Rent as set forth in Section 41.02 below (and without any additional options to extend the Lease Term after the expiration of the Fourth Extension Term). The Extension Options may be exercised by Tenant only by delivery of written notice of such exercise (“Extension Notice”) to Landlord, which Extension Notice must be received by Landlord at least One Hundred Eighty (180) days before the expiration of the Initial Lease Term or any subsequent Extension Term, as applicable. If Tenant fails to timely deliver the Extension Notice, or if this Lease is terminated pursuant to any of its other terms or provisions prior to the expiration of the Initial Lease Term or any subsequent Extension Term, as applicable, all remaining Extension Options shall lapse, and Tenant shall have no right to extend or further extend the Lease Term. The Extension Options shall be exercisable by Tenant on the express conditions that at the time of delivery of the applicable Extension Notice no monetary or material non-monetary Default by Tenant shall be continuing, unless such Default is then in the process of litigation or arbitration pursuant to the other provisions of this Lease. After exercise of each Extension Option by Tenant in accordance with the foregoing provisions, Tenant’s obligation to renew shall be irrevocable by Tenant.

     41.02 Fair Rental Value. The Base Monthly Rent for each of the Extension Terms shall be ninety five percent (95%) of the then current “Fair Rental Value” of the Premises, determined in accordance with the following provisions. No later than ten (10) Business Days after the delivery of Tenant’s applicable Extension Notice, Landlord shall provide Tenant with a notice of Landlord’s determination of the “Fair Rental Value” (as hereinafter defined) of the Premises. The term “Fair Rental Value” shall mean the amount that a willing, non-renewal, unaffiliated tenant and a willing landlord, dealing at arms-length, would accept as Base Monthly Rent for the Premises, with neither the landlord nor tenant being under undue influence to lease the Premises, and based upon the use(s) being made of Premises as of the date on which Tenant delivers the applicable Extension Notice. Such determination shall also take into account any allowance being provided by Landlord pursuant to Section 41.03 below. In the event Tenant agrees with Landlord’s determination of the Fair Rental Value of the Premises, then 95% of such agreed amount shall constitute the Base Monthly Rent for the applicable Extension Term. In the event Landlord and Tenant are unable to agree upon the Fair Rental Value of the Premises within thirty (30) days after provision by Landlord to Tenant of Landlord’s determination of the Premises’ Fair Rental Value, then within seven (7) days thereafter, Landlord and Tenant shall each simultaneously submit to the other in a sealed envelope its signed, written, good faith estimate of the Fair Rental Value (the “Estimates”). If the higher of the Fair Rental Value specified in the Estimates is not more than one hundred ten percent (110%) of the lower of the Fair Rental Value specified in said Estimates, then the Fair Rental Value shall be calculated based upon the average of the two Estimates. Otherwise, Landlord and Tenant shall, within seven (7) days after the exchange of Estimates, each, at their respective costs, appoint a competent and disinterested MAI real estate appraiser with at least five (5) years full-time commercial appraisal experience in the North Las Vegas, Nevada area with respect to properties such as the Property, to appraise and set the Base Monthly Rent at 95% of the Fair Rental Value of the Premises for the applicable Extension Term. The two (2) appraisers so appointed by Landlord and Tenant shall then select a third (3rd) MAI appraiser meeting the qualifications stated in this Section 41.02 within ten (10) Business Days after the last of the two (2) appraisers are selected as specified above. Landlord and Tenant shall each bear one-half (1/2) of the cost of appointing the third appraiser and of paying the third (3rd) appraiser’s fees. Landlord and Tenant shall each provide their Estimates of the Fair Rental Value for the Premises to such third (3rd) appraiser promptly after the selection thereof. The third (3rd) appraiser shall then select one of the two Estimates submitted by the Landlord and Tenant, which shall be the one that is closer to the Fair Rental Value as determined by such appraiser, and the appraiser shall not designate any other economic terms as the Fair Rental Value. The Estimate so selected shall be the Fair Rental Value, and the Base Monthly Rent for the applicable Extension Term shall be 95% thereof.

     41.03 Allowances. In the event that Tenant exercises the Extension Option with respect to the First Extension Term, Landlord shall provide to Tenant a refurbishment allowance of $2.00 per square foot of Rentable Area of office space within the Premises (but not to exceed the aggregate amount of Seventy-Six Thousand and No/100 Dollars ($76,000)) effective on the first day of the First Extension Term. For each subsequent Extension Term exercised by Tenant, Landlord shall provide Tenant a refurbishment allowance of $1.00 per square foot of Rentable Area of office space within the Premises (but not to exceed the aggregate amount of Thirty-Eight Thousand and No/100 Dollars ($38,000)). Such allowance shall be paid and disbursed by Landlord in the manner, and shall be usable by Tenant for the purposes, as is/are applicable to Tenant’s Discretionary Allowance, as provided in Section 3.04 D hereof.

42. RIGHT OF FIRST OFFER ON ADJACENT BUILDING SITE.

     42.01 Adjacent Building Site. Landlord and Tenant acknowledge that Landlord has not yet leased or sold the Adjacent Premises. Tenant agrees that Landlord shall have the right to lease or sell all or any portion of the Adjacent Premises to any person or entity, in any manner, and at any time Landlord desires in Landlord’s sole and absolute discretion, and Tenant shall have no right or interest in respect thereof, except as set forth in this Article 42 and except as set forth in Section 2.09 of this Lease above.

     42.02 ROFO. Prior to offering to lease or sell all or any portion of the Adjacent Premises during or prior to the Lease Term to a third party, Landlord shall first deliver to Tenant a detailed written notice of the financial terms and the amount of space of the Adjacent Premises which Landlord intends to lease or sell to a third party (the “ROFO Notice”). Tenant’s right to lease or purchase the foregoing portion of the Adjacent Premises shall be for the same Base Monthly Rent rate, term, and other financial terms and conditions as are specified in the ROFO Notice (the “ROFO”). The ROFO Notice shall also specify, in reasonable detail, any buildings or improvements which Landlord intends to construct or install on the Adjacent Premises and the timing of such construction and/or installation. The ROFO Notice shall be given as provided in Section 27.01 above. Tenant shall have a period of fifteen (15) Business Days from receipt of the ROFO Notice to accept or reject the ROFO. Tenant shall accept the ROFO by delivery of written notice of acceptance to Landlord within the foregoing fifteen (15) Business Day period. In the event Tenant provides a written rejection, does not accept the ROFO, makes a substantial change to the ROFO terms, or otherwise fails to provide written notice of acceptance to Landlord within the foregoing fifteen (15) Business Day period, then Tenant shall be deemed to have rejected the ROFO and Landlord shall be free to sell or lease the offered portion of the Adjacent Premises specified in the ROFO Notice to any third party at any time on substantially the same or more beneficial terms to Landlord set forth in the ROFO Notice; provided, however, that if Landlord fails, for any reason to fully execute a purchase and sale agreement for the sale of the Adjacent Premises (in the case of a sale thereof), or fully execute a lease of the Adjacent Premises with a third party (in the case of a lease thereof), within one hundred eighty (180) days after Tenant rejects (or is deemed to have rejected) Landlord’s ROFO Notice, then Landlord be obligated, prior to selling or leasing the Adjacent Premises, to again offer the Adjacent Premises to Tenant for lease or sale (as applicable) pursuant to a ROFO Notice, in which event the preceding terms of this Section 42.02 shall again apply. A reduction in any of the sales price, lease rate, lease term, or offered portion of the Adjacent Premises of five percent (5%) or less shall not be deemed a substantial change in terms for purposes of this Section 42.02. Upon exercise of the ROFO, Tenant’s obligations to lease or purchase the portion of the Adjacent Premises specified in the ROFO Notice in accordance with the terms and conditions set forth in this Article 43 shall be irrevocable. The period during which the ROFO shall apply (the “ROFO Period”) shall commence on the date of this Lease, and shall expire upon the expiration or earlier termination of the Lease; provided, that if the Lease shall terminate as a result of Tenant’s exercise of its Purchase Option described in Article 43 below, then the ROFO Period shall expire on the date that is immediately prior to the thirty-fifth (35th) anniversary of the Lease Commencement Date.

     42.03 Condition. Landlord’s obligation to provide Tenant with a ROFO Notice and Tenant’s right to accept the ROFO are expressly conditioned upon at the time of delivery of the ROFO Notice, Tenant shall not be in monetary Default under this Lease, unless such Default is then in the process of litigation or arbitration pursuant to the other provisions of this Lease. The ROFO shall be personal to the original Tenant or any transferee pursuant a Permitted Transfer and also may not be exercised if Tenant is not occupying at least 50% of the Premises at the time of exercising any such Extension Option (but, for clarity, in no event shall Tenant be deemed not to be occupying the Premises (or any portion thereof) for purposes of the foregoing in the event that such failure to occupy results from events of casualty, condemnation, Untenantability or Unavoidable Delays, or if Tenant is modifying, altering, improving or reconfiguring the Premises (or any portion thereof), or the manner in which Tenant uses and/or occupies the Premises, with intent to re-occupy the same after completion thereof).

43. PURCHASE OPTION.

     43.01 Grant and Exercise of Option. Tenant is hereby granted the option to purchase (the “Purchase Option”) all of Landlord’s right, title and interest in and to the Property on the terms and conditions set forth in this Article 43. The Purchase Option may be exercised by Tenant only by delivery of written notice (the “Purchase Notice”) to Landlord which Purchase Notice must be received by Landlord prior to the date that is two (2) years after the date of this Lease; provided, that such two (2) year period shall be extended by one day for each Final Delay Day that may occur (as provided in Section 2.08 above). The Purchase Option shall be exercisable by Tenant on the express conditions that (i) at the time of delivery of the Purchase Notice, Tenant shall not be in Default under Section 19.01(D) hereof, or in monetary Default under this Lease in excess of Fifteen Thousand Dollars ($15,000) unless (in the case of such a monetary Default) such Default is then in the process of litigation or arbitration pursuant to the other provisions of this Lease, and (ii) Tenant has not Transferred all or any part of the Premises or Tenant’s interest in this Lease (excluding, for clarity, any Permitted Transfer). In the event of the failure of any such conditions, the Purchase Option shall not be exercisable by Tenant unless and until such conditions are satisfied within the period of the Purchase Option. Upon exercise of the Purchase Option by Tenant as set forth above, Landlord agrees to sell to Tenant and Tenant agrees to purchase from Landlord the Property on the terms and subject to the conditions set forth in this Article 43. If Tenant fails to timely deliver the Purchase Notice, or if this Lease is terminated pursuant to any of its other terms or provisions prior to the receipt of the Purchase Notice, the Purchase Option shall be null and void and of no further force and effect. If Tenant exercises its Purchase Option as provided herein, then Landlord and Tenant shall, within forty-five (45) days after such exercise, enter into a mutually acceptable purchase and sale agreement pertaining to the Property (the “Purchase and Sale Agreement”), reflecting the terms of this Article 43, as well as other customary matters contained in purchase and sale agreements for properties similar to the Property in the region in which the Property is located. The parties agree to act reasonably and cooperatively in negotiating, executing and delivering the Purchase and Sale Agreement.

     43.02 Purchase Price. The total purchase price under the Purchase Option for the Property (the “Purchase Price”) shall be the sum of Twenty-Nine Million, Five Hundred Thousand Dollars ($29,500,000.00).

     43.03 Condition of Title. Landlord agrees that if Tenant exercises the Purchase Option, Landlord will convey title to the Property to Tenant subject only to: (i) matters disclosed in that certain leasehold title policy in favor of Tenant delivered by Landlord prior to the execution of this Lease (except for any title exceptions relating to any financing of Landlord or any other party, or any taxes not due or payable as of the date of such leasehold title policy but which have become due or payable prior to the Closing Date (as hereinafter defined), all of which shall be removed by Landlord at or prior to the Closing Date), (ii) title exceptions resulting from acts or omissions of Tenant and/or any Tenant Party, (iii) such other exceptions to title as Tenant shall have approved in writing including, but not limited to, exceptions expressly permitted under Section 2.10 of this Lease, and (iv) such other exceptions to title as expressly permitted under Section 2.10 of this Lease which do not require Tenant’s approval (collectively, the “Permitted Exceptions”). If any exceptions to title to the Property shall exist on the Closing Date that are not Permitted Exceptions, but which did not result from the acts or omissions of Landlord (or any Landlord Party), then Landlord shall not be in default hereunder, but Tenant shall have the right to cancel and terminate its exercise of the Purchase Option by notice thereof to Landlord, in which event this Lease shall continue in full force and effect. On the Closing Date, Landlord shall cause the Title Company (as hereinafter defined) to issue an ALTA standard coverage owner’s policy of title insurance (the “Owner’s Title Policy”), with extended coverage over the general exceptions, insuring that Tenant owns good and marketable fee simple title to the Premises, subject only to Permitted Exceptions, in an amount equal to the Purchase Price. The cost of the Owner’s Title Policy shall be apportioned between Landlord and Tenant as provided in Section 43.06 below.

     43.04 Condition of Premises. Once Tenant delivers the Purchase Notice, Tenant shall have forty-five (45) to conduct a due diligence investigation of the Property, as reasonably approved by Landlord and subject to the reasonable requirements of Landlord, such as Landlord’s confidentiality and safety requirements (the “Due Diligence Period”). If during such Due Diligence Period, Tenant determines in its sole discretion that the condition of the Property is not acceptable to Tenant, Tenant shall so notify Landlord in writing and shall have no obligation to purchase the Property. If Tenant exercises its Purchase Option, Tenant shall accept the condition of the Property “as is, where is,” including all defects of the Premises, whether latent or patent, without representation or warranty of any kind, including, without limitation, express or implied warranties of merchantability or fitness for a particular purpose or with respect to the environmental condition of the Premises; subject, however, to: (i) Landlord’s warranties contained in Section 2.03 of this Lease, to the extent the same remain in effect as of the Closing Date, (ii) the assignment to Tenant of the warranties of the Landlord Work Contractors described in Section 2.04 of this Lease, to the extent the same remain in effect as of the Closing Date, (iii) Landlord’s representations and warranties contained in Section 2.05(b) hereof (which shall survive the Closing Date for a period of one (1) year), and (iv) the representations and warranties of Landlord set forth on Exhibit “P” attached hereto, which shall survive the Closing for a period of one (1) year. Tenant acknowledges and agrees that if it exercises its Purchase Option, then except as expressly provided herein, and as may expressly be provided in the Purchase and Sale Agreement: (i) Tenant shall purchase the Property solely in reliance upon Tenant’s inspections and investigations of the Property and that (except as set forth herein and in the Purchase and Sale Agreement) no representations or warranties of any kind, express or implied, have or will have been made by Landlord or its agents, and (ii) Tenant hereby waives and Landlord hereby disclaims all warranties of any type or kind whatsoever with respect to the Property, express or implied, including, by way of description and not limitation, those of fitness for particular purpose, Tenant ability, habitability, and use, except in all cases as provided herein and as provided in the Purchase and Sale Agreement.

     43.05 Casualty or Condemnation. In the event that any significant casualty or condemnation relating to the Property shall occur after the date on which Tenant exercises its Purchase Option but prior to the Closing Date, then Tenant shall (without limiting any of its other rights or remedies by reason of the occurrence thereof) have the right to cancel and terminate its exercise of the Purchase Option by notice thereof to Landlord, in which event this Lease shall continue in full force and effect (except to the extent that this Lease may be terminated by reason of such casualty or condemnation pursuant to the other terms of this Lease). In the event that any casualty or condemnation with respect to the Property shall occur, but Tenant shall not elect (or shall not have the right to elect) to cancel and terminate the Purchase Option, then at the Closing, Tenant shall be credited against the Purchase Price the amount of any insurance or condemnation proceeds received by Landlord or Landlord’s mortgagee (including any deductible), if any, as a result of any such damage, destruction, or condemnation, and not utilized by Landlord in the reconstruction or repair of the Property, or such proceeds shall be assigned to Tenant to the extent not collected. If Tenant exercises the Purchase Option at any time after a condemnation has occurred as to a portion of the Premises, the parties agree that the Purchase Price shall be reduced by an amount equal to the condemnation proceeds actually received by Landlord and Landlord’s mortgagee, if any, as of the Closing Date, to the extent that such proceeds are allocable to the value of the land and improvements so taken, and Landlord and Landlord’s mortgagee shall assign to Tenant any portion of such proceeds which are due but not yet paid as of the Closing Date.

     43.06 Closing.

                    A. Time. The parties shall consummate the purchase and sale of the Property (the “Closing”) through a title insurance company mutually acceptable to Landlord and Tenant (the “Title Company”). The Closing

shall take place on the date ninety (90) days after Tenant’s exercise of the Purchase Option, or such other date as is mutually agreed to by Landlord and Tenant (the “Closing Date”).

                    B. Deliveries and Closing. Prior to or at the Closing, (i) Landlord shall (I) deposit into escrow a duly executed and acknowledged statutory Grant, Bargain and Sale Deed conveying the Property to Tenant, and any other documents reasonably necessary to effectuate the transfer contemplated hereunder, (II) assign to Tenant all documents, agreements, easements, contracts, instruments, plans, specifications, permits and warranties in which Landlord has an interest which pertain the Property (other than any financing documents of Landlord), together with true and correct copies of all of the foregoing, and (III) execute and deliver to Tenant a Declaration of Restrictive Covenants substantially in the form of Exhibit “K” attached hereto, modified to reflect the fact that, as of the Closing, Tenant shall be the owner of the Property (rather than the tenant of the Premises), and (ii) Tenant shall deposit into escrow (I) cash in the amount of the Purchase Price and such other amount as is necessary for Tenant’s closing costs pursuant to Paragraph D. below, and (II) any documents reasonably necessary to effectuate the transfer contemplated hereunder. Tenant shall also be required to cure any monetary defaults under this Lease as a condition to Closing; provided, however, that any such monetary default which is then in the process of litigation or arbitration pursuant to the other provisions of this Lease shall be resolved pursuant to such litigation, arbitration, or settlement thereof. If any amount which Landlord is responsible for paying to Tenant under this Lease has not been paid as of the Closing Date, Tenant shall have the right to credit the amount so owed by Landlord against the Purchase Price. Title Company shall close escrow on the Property when it is in a position to issue to Tenant the Owner’s Title Policy subject to the Permitted Exceptions. Title Company shall close escrow by (i) recording the Grant, Bargain and Sale Deed, (ii) issuing the Title Policy to Tenant, and (iii) paying to Landlord the Purchase Price and paying the applicable closing costs to the person(s) entitled thereto.

                    C. Prorations. Real Property Taxes and any other costs and expenses related to the ownership, management and insurance of the Property shall be prorated through the Closing Date in accordance with customary practices in North Las Vegas, Nevada (modified appropriately to reflect the treatment of such costs and expenses as set forth in this Lease).

                    D. Costs of Sale. Landlord agrees to pay (i) the cost of the premium for the Owner’s Title Policy for a CLTA policy (including extended coverage), (ii) one-half (1/2) of the real property transfer taxes imposed upon recording of the Grant, Bargain and Sale Deed, and (iii) one-half (1/2) of the closing fee of Title Company. Tenant agrees to pay (i) the fees for any endorsements (other than extended coverage) to the Owner’s Title Policy and for the difference in the cost of an ALTA policy as opposed to a CLTA policy, (ii) one-half (1/2) of the real property transfer taxes imposed upon recording of the Grant, Bargain and Sale Deed, and (iii) one-half (1/2) of the closing fee of Title Company, and (iv) all recording fees. Any and all other costs of escrow shall be apportioned between Landlord and Tenant in accordance with the customary practice in Clark County, Nevada.

     43.07 Time of the Essence. Time is of the essence in the performance of the parties’ respective obligations contained in this Article 43.

     43.08 Further Assurances. Landlord and Tenant agree to execute such additional documents, including escrow instructions, and take such further actions as may be reasonable and necessary to carry out the provisions of this Article 43.

     43.09 Termination of Lease. Upon the Closing, without limiting any of the parties’ respective rights and remedies under the Lease, the Lease shall terminate; provided, however, that nothing contained herein shall affect the parties’ obligations which survive the termination of the Lease.

     43.10 Split Profit Sale. In the event that: (i) Tenant shall exercise its Purchase Option, (ii) the Closing of the sale of the Property shall occur pursuant to the terms of this Article 43, (iii) Tenant shall subsequently sell the Property to a third party pursuant to an arms length, bona fide transaction (expressly excluding, without limitation, any sale, transfer or conveyance of the Property made by Tenant for financing purposes, and/or to an Affiliate of Tenant), the closing of which sale occurs within three (3) years after the Closing Date of the sale of the Property by Landlord to Tenant, and (iv) Tenant receives a Sale Profit (as defined below) in connection with such sale (any such sale being referred to herein as a “Split Profit Sale”), then Tenant agrees that it will pay to Landlord, within thirty (30) days after its receipt of such Sale Profit, an amount thereof as follows:

     (a) Fifty Percent (50%) of the first $2,356,276 of any such Sale Profit; and

     (b) If any such Sale Profit exceeds $2,356,276, then 25% of the next $5,097,004 of such Sale Profit.

     Tenant shall not be required to pay Landlord any portion of any such Sale Profit which exceeds $7,453,280. Examples of the allocation of any Sale Profit between Landlord and Tenant are set forth on Exhibit “L” attached hereto. For purposes hereof, the term “Sale Profit” shall mean the excess of (A) the purchase price paid to Tenant in connection with any Split Profit Sale, over (B) the sum of (i) the Purchase Price described in Section 43.02 above, plus (ii) all costs and expenses paid or incurred by Tenant in connection with the Purchase Option and the Split Profit Sale in question (including, without limitation, any brokerage commissions, transfer taxes, legal fees and expenses and title insurance costs).

44. UNTENANTABILITY.

     44.01 Abatement Right. If, as a result of: (i) any material interruption, failure, decrease or impairment of any of the services or utilities to be provided in accordance with the terms and provisions of this Lease for any reason whatsoever (a “Material Service Failure”), or (ii) lack of access to or from the Property, or (iii) Landlord’s failure to perform any Landlord Repairs, the Premises or any portion thereof become Untenantable (as defined below) and such Untenantability continues for more than six (6) consecutive calendar days or three (3) days if such interruption is covered by Landlord’s rent loss insurance (which period shall not be extended for Unavoidable Delays), then Rent shall thereafter abate with respect to the Premises or the portion thereof that is rendered Untenantable as a result thereof, and Rent shall also abate with respect to any additional portions of the Premises that are not functionally usable and that are not used by Tenant for normal business operations due to the relocation of a portion of Tenant’s operations; provided however, that in the event that fifty percent (50%) or more of the Rentable Area of the Premises is rendered Untenantable, then the entire Premises (to the extent that the same is not used by Tenant for the normal conduct of its business) shall be deemed to be Untenantable. Rent shall continue to abate for the duration of such Untenantability from and after said six (6) or three (3) day period, as applicable. The parties agree that in the event of such interruption to at all times to cooperate and use reasonable efforts to correct any Untenantability of the Premises.

     44.02 Termination Right. If any period of Untenantability resulting from a Material Service Failure, lack of access to or from the Property or failure by Landlord to perform Landlord Repairs affects (a) more than 25% of the Rentable Area of the Premises (said space described in this subclause (a) being herein called “Material Affected Space”), or (b) a portion of the Premises which, when so rendered Untenantable, materially and adversely affects Tenant’s ability to use the remainder of the Premises for its normal business operations (for example, but not by way of limitation, the area in which Tenant’s conveyor system, primary computer equipment and/or data center are located), and continues for more than one hundred sixty-five (165) consecutive days, then Tenant shall have the right (during the period such Untenantability persists beyond the foregoing one hundred sixty-five (165) consecutive day period), to terminate this Lease with respect to said Material Affected Space, or (at Tenant’s option) to terminate this Lease in its entirety, which termination shall be effective upon receipt of such written notice. If this Lease is terminated pursuant to this Section 44.02 with respect to all or a portion of the Premises, then Base Monthly Rent and other scheduled payments of Rent shall be apportioned with respect to the Premises so terminated on a per diem basis and shall be paid to the date of the event giving rise to such Untenantability (with appropriate adjustment for the portion of the Premises that Tenant continues to occupy for the normal conduct of its business from the date of such event to said termination).

     44.03 Untenantability. For purposes of this Lease the term “Untenantable” and “Untenantability” means with respect to the Premises, that the same cannot reasonably be used by Tenant for the normal conduct of its business and in accordance with applicable Laws, for any reason whatsoever, including (without limitation) by reason of the condition of the Premises, or lack of or material impairment to access, electricity, HVAC, sewer or water service.

45. MEMORANDUM OF LEASE

     45.01 Concurrently with the execution and delivery of this Lease, Landlord and Tenant shall execute and deliver a recordable memorandum of this Lease, in form and substance reasonably acceptable to Landlord and Tenant. Tenant shall have the right to record any such memorandum of this Lease against the Property at its sole cost and expense. In the event that any such memorandum of this Lease is so recorded, then, within ten (10) days following the end of the Lease Term, Landlord and Tenant shall enter into such documentation as may be reasonably required to remove the same of record.

46. COLLINS BUSINESS PARK II ASSOCIATION

     46.01 Landlord agrees that during the Lease Term (or prior thereto), or at any time thereafter if Tenant shall have exercised its Purchase Option, it shall not vote under the Existing Declaration to cause the Collins Business Park II Association (or its successor) or any “Owner” thereunder to materially and adversely limit vehicular traffic at the Business Park without the written approval of Tenant, which approval may be withheld in Tenant’s sole discretion.

     IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease as of the day and year first above written.

Landlord:				Tenant:

DP INDUSTRIAL, LLC,				CDW LOGISTICS, INC.,
a Delaware limited liability company				an Illinois corporation

By:	DP ADVISORS LLC,
a Delaware limited liability company
Its Property Manager

	By:		/s/ Michael C. Dermody	By: /s/ Barbara A. Klein
			Michael C. Dermody	Name: Barbara A. Klein
		Its:	Member	Its: Chief Financial Officer

Date: February 22, 2005				Date: February 22, 2005

List of Exhibits Attached to Lease

Exhibit “A-1”	Legal Description

Exhibit “A-2”	Site Plan

Exhibit “B”	Specifications for Landlord Work

Exhibit “C”	Workletter

Exhibit “D”	Rules and Regulations

Exhibit “E”	Commencement Date Certificate

Exhibit “F”	Sign Criteria

Exhibit “G”	Construction Schedule

Exhibit “H”	SNDA (Lease Subordination, Non-Disturbance and Attornment Agreement)

Exhibit “I-1”	Business Park (Legal Description)

Exhibit “I-2”	Adjacent Premises (Legal Description)

Exhibit “J-1”	Restricted Competitors – Business Park

Exhibit “J-2”	Restricted Competitors – Adjacent Site

Exhibit “K”	Restrictive Covenant Agreement

Exhibit “L”	Example of Allocation of Sale Profit

Exhibit “M”	Extended Warranties for Certain Landlord Work Contractors

Exhibit “N”	Location of Paved Surface

Exhibit “O”	Estimated Operating Costs Budget for First Year of Lease Term

Exhibit “P”	Representations and Warranties of Landlord To Be Provided In Purchase and Sale Agreement If Tenant Exercises Purchase Option

Exhibit “Q”	Allocation of Repair Obligations

Schedule 1	Insurance Certificate